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                               AGREEMENT AND PLAN

                                   OF MERGER

                                     AMONG

                     VODAFONE GROUP PUBLIC LIMITED COMPANY,

                         AIRTOUCH COMMUNICATIONS, INC.

                                      AND

                            APOLLO MERGER SUB, INC.

                          DATED AS OF JANUARY 15, 1999

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                               TABLE OF CONTENTS

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                                                          ARTICLE I
                                                  THE CLOSING AND THE MERGER

1.1.       CLOSING...............................................................................................           1
1.2.       THE MERGER............................................................................................           1
1.3.       CONVERSION AND EXCHANGE OF SHARES.....................................................................           2
1.4.       SURRENDER AND PAYMENT.................................................................................           6
1.5.       AIRTOUCH STOCK OPTIONS................................................................................           8
1.6.       FRACTIONAL VODAFONE DEPOSITARY SHARES.................................................................           9
1.7.       THE SURVIVING CORPORATION.............................................................................           9
1.8.       LOST, STOLEN OR DESTROYED CERTIFICATES................................................................           9
1.9.       RESERVATION OF RIGHT TO REVISE TRANSACTION............................................................          10
1.10.      DISSENTING SHARES.....................................................................................          10

                                                          ARTICLE II
                                                REPRESENTATIONS AND WARRANTIES

2.1.       REPRESENTATIONS AND WARRANTIES OF AIRTOUCH AND VODAFONE...............................................          10
             2.1.1.    ORGANIZATION, GOOD STANDING AND QUALIFICATION.............................................          11
             2.1.2.    CAPITAL STRUCTURE.........................................................................          11
             2.1.3.    CORPORATE AUTHORITY; APPROVAL AND FAIRNESS................................................          13
             2.1.4.    GOVERNMENTAL FILINGS; NO VIOLATIONS.......................................................          14
             2.1.5.    REPORTS; FINANCIAL STATEMENTS.............................................................          15
             2.1.6.    ABSENCE OF CERTAIN CHANGES................................................................          16
             2.1.7.    LITIGATION AND LIABILITIES................................................................          17
             2.1.8.    TAKEOVER STATUTES.........................................................................          17
             2.1.9.    BROKERS AND FINDERS.......................................................................          17
             2.1.10.   OWNERSHIP OF OTHER PARTY'S COMMON STOCK...................................................          17
             2.1.11.   MERGER SUB'S OPERATIONS...................................................................          18
             2.1.12.   ASSETS....................................................................................          18
             2.1.13.   LICENSES..................................................................................          18
             2.1.14.   INTELLECTUAL PROPERTY.....................................................................          19
             2.1.15.   YEAR 2000 COMPLIANCE......................................................................          19
             2.1.16.   RIGHTS PLAN...............................................................................          19
             2.1.17.   JOINT VENTURES............................................................................          19
             2.1.18.   TAX MATTERS...............................................................................          20

                                                         ARTICLE III
                                                          COVENANTS

3.1.       INTERIM OPERATIONS....................................................................................          20
3.2.       ACQUISITION PROPOSALS.................................................................................          22
3.3.       INFORMATION SUPPLIED..................................................................................          23
             3.3.1.    REGISTRATION STATEMENT....................................................................          23
3.4.       SHAREHOLDERS MEETINGS.................................................................................          24
3.5.       FILINGS; OTHER ACTIONS; NOTIFICATION..................................................................          25
3.6.       ACCESS................................................................................................          26
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3.7.       PUBLICITY.............................................................................................          27
3.8.       BENEFITS AND OTHER MATTERS............................................................................          27
             3.8.1.    EMPLOYEE BENEFITS.........................................................................          27
             3.8.2.    DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE........................................          28
             3.8.3.    DIRECTORS OF VODAFONE.....................................................................          28
             3.8.4.    OFFICERS..................................................................................          28
3.9.       EXPENSES..............................................................................................          29
3.10.      TAKEOVER STATUTES.....................................................................................          29
3.11.      LISTING APPLICATIONS/ESTABLISHMENT OF VODAFONE DEPOSITARY SHARES......................................          29
3.12.      LETTERS OF ACCOUNTANTS................................................................................          29
3.13.      AGREEMENTS OF AIRTOUCH RULE 145 AFFILIATES............................................................          30
3.14.      ACCOUNTING MATTERS....................................................................................          30
3.15.      TRANSITION PLANNING...................................................................................          30
3.16.      VODAFONE SEC FILINGS..................................................................................          30
3.17.      INITIAL MERGER........................................................................................          30
3.18.      NOTIFICATION OF CERTAIN MATTERS.......................................................................          31
3.19.      ASSUMPTION OF U.S. WEST INVESTMENT AGREEMENT..........................................................          31
3.20.      AIRTOUCH TREASURY SHARES..............................................................................          31

                                                          ARTICLE IV
                                                          CONDITIONS

4.1.       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER............................................          31
             4.1.1.    SHAREHOLDER APPROVALS.....................................................................          31
             4.1.2.    REGULATORY CONSENTS.......................................................................          31
             4.1.3.    LAWS AND ORDERS...........................................................................          32
             4.1.4.    EFFECTIVENESS OF FORM F-4.................................................................          32
             4.1.5.    EXCHANGE LISTING..........................................................................          32
             4.1.6.    INITIAL MERGER............................................................................          32
4.2.       CONDITIONS TO OBLIGATIONS OF VODAFONE AND MERGER SUB..................................................          32
             4.2.1.    REPRESENTATIONS AND WARRANTIES OF AIRTOUCH................................................          32
             4.2.2.    PERFORMANCE OF OBLIGATIONS OF AIRTOUCH....................................................          32
             4.2.3.    CONSENTS UNDER AGREEMENTS.................................................................          32
             4.2.4.    TAX OPINION...............................................................................          33
4.3.       CONDITIONS TO OBLIGATION OF AIRTOUCH..................................................................          33
             4.3.1.    REPRESENTATIONS AND WARRANTIES............................................................          33
             4.3.2.    PERFORMANCE OF OBLIGATIONS OF VODAFONE....................................................          33
             4.3.3.    CONSENTS UNDER AGREEMENTS.................................................................          33
             4.3.4.    TAX OPINION...............................................................................          33
             4.3.5.    SUPPLEMENTAL RESOLUTIONS..................................................................          34

                                                          ARTICLE V
                                                         TERMINATION

5.1.       TERMINATION BY MUTUAL CONSENT.........................................................................          34
5.2.       TERMINATION BY EITHER VODAFONE OR AIRTOUCH............................................................          34
5.3.       TERMINATION BY AIRTOUCH...............................................................................          34
5.4.       TERMINATION BY VODAFONE...............................................................................          35
5.5.       EFFECT OF TERMINATION AND ABANDONMENT.................................................................          35
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                                                          ARTICLE VI
                                                  MISCELLANEOUS AND GENERAL

6.1.       SURVIVAL..............................................................................................          36
6.2.       MODIFICATION OR AMENDMENT.............................................................................          36
6.3.       WAIVER................................................................................................          36
6.4.       FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.................................................          36
6.5.       COUNTERPARTS..........................................................................................          37
6.6.       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.........................................................          37
6.7.       NOTICES...............................................................................................          37
6.8.       ENTIRE AGREEMENT......................................................................................          39
6.9.       OBLIGATIONS OF VODAFONE AND OF AIRTOUCH...............................................................          39
6.10.      SEVERABILITY..........................................................................................          39
6.11.      INTERPRETATION........................................................................................          39
6.12.      ASSIGNMENT............................................................................................          40
6.13.      SPECIFIC PERFORMANCE..................................................................................          40
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    This AGREEMENT AND PLAN OF MERGER, dated as of January 15, 1999 (this
"AGREEMENT"), among VODAFONE GROUP PUBLIC LIMITED COMPANY ("VODAFONE"), an
English public limited company, AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("AIRTOUCH"), and APOLLO MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Vodafone ("MERGER SUB" and, together with
AirTouch, the "CONSTITUENT CORPORATIONS");

                             W I T N E S S E T H :

    WHEREAS, the respective Boards of Directors of AirTouch, Vodafone and Merger Sub (each, a "PARTY" and, together, the "PARTIES") have each determined that it is in the best interests of their respective companies and stockholders to combine their respective businesses;

    WHEREAS, in furtherance of such combination, the respective Boards of Directors of AirTouch and Merger Sub have each adopted resolutions approving this Agreement and declaring its advisability and approving the merger (the "MERGER") of Merger Sub with and into AirTouch in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"); and

    WHEREAS, AirTouch and Vodafone desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                           THE CLOSING AND THE MERGER

    1.1.  CLOSING.  The closing of the Merger (the "CLOSING") shall take place
(i) at 9:00 A.M. (New York time) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place or places and time and/or on such other date as AirTouch and Vodafone may agree in writing (the "CLOSING DATE").

    1.2.  THE MERGER.

        1.2.1. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2.2.), Merger Sub shall be merged with and into AirTouch in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and AirTouch shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of AirTouch, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in this Article I. The Merger shall have the effects specified in the DGCL.

        1.2.2. As soon as practicable after satisfaction or waiver (to the extent herein permitted) of the conditions to the obligations of the Parties to consummate the Merger set forth in Article IV, AirTouch and Merger Sub will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "EFFECTIVE TIME").

    1.3.  CONVERSION AND EXCHANGE OF SHARES.  At the Effective Time:

        1.3.1. Each share of common stock, par value $.01 per share, of AirTouch ("AIRTOUCH COMMON SHARES") owned by Vodafone, AirTouch or any Subsidiary (as defined in Section 2.1.1.) of Vodafone or AirTouch immediately prior to the Effective Time (each, an "EXCLUDED AIRTOUCH SHARE") shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        1.3.2. Each AirTouch Common Share outstanding immediately prior to the Effective Time, other than Excluded AirTouch Shares and Dissenting Shares (as defined in Section 1.10.), shall be converted into and shall be canceled in exchange for the right to receive (x) (i) five (5) (as such ratio may be adjusted pursuant to clause (y) or (z) below, the "EXCHANGE RATIO") ordinary shares of Vodafone, of nominal value 5p each, ("VODAFONE ORDINARY SHARES") or, if the redenomination of Vodafone's ordinary share capital from pounds sterling into U.S. dollars (the "REDENOMINATION") is approved by the requisite vote of shareholders of Vodafone at the meeting convened for such purpose as contemplated by Section 3.4. and otherwise becomes effective, of nominal value US$.10 each (as such consideration may be adjusted pursuant to clause (y) or (z) below, the "STOCK CONSIDERATION"), and (ii) $9.00 in cash, without interest (as such consideration may be adjusted pursuant to clause
    (y) or (z) below, the "CASH CONSIDERATION", and, together with the Stock Consideration, the "MERGER CONSIDERATION"), PROVIDED that (y) if the 50% Test (as defined in Section 3.1.6.) has not been satisfied but the Private Letter Ruling (as defined in Section 3.1.7.) has been obtained, (i) the Exchange Ratio shall be reduced by the smallest amount (rounded to the nearest 1/1000th of a Vodafone Ordinary Share) which Fried, Frank, Harris, Shriver & Jacobson and Sullivan & Cromwell agree in writing is necessary to satisfy the 50% Test and (ii) the Cash Consideration shall be increased by the value of the fraction of a Vodafone Ordinary Share (based on a value of $17.60 per Vodafone Ordinary Share) represented by the reduction in the Exchange Ratio pursuant to the foregoing clause (y)(i); PROVIDED FURTHER that (z) if the Private Letter Ruling has not been obtained, (i) the Exchange Ratio shall be reduced (provisionally, subject to clause (z)(iv) and (z)(v) below) by the smallest amount (rounded to the nearest 1/1000th of a Vodafone Ordinary Share) which Fried, Frank, Harris, Shriver & Jacobson and Sullivan & Cromwell agree in writing is necessary to satisfy the test set forth in U.S. Treasury Regulation Section 1.367(a)-3(c)(3)(iii) without obtaining the Private Letter Ruling, (ii) the Cash Consideration shall be reduced to $0, (iii) in lieu of the Cash Consideration, AirTouch shall, immediately prior to Closing, pay to each holder of AirTouch Common Shares an amount in cash for each AirTouch Common Share held by such stockholder equal to the sum of $9.00 plus the value of the fraction of a Vodafone Ordinary Share (based on a value of $17.60 per Vodafone Ordinary Share) represented by the reduction in the Exchange Ratio pursuant to the foregoing clause (z)(i) (such amount, the "AIRTOUCH CASH PAYMENT"), (iv) if AirTouch elects to make the AirTouch Cash Payment by means of a pro rata dividend, the Exchange Ratio shall be as determined in accordance with clause (z)(i), and (v) if AirTouch elects to make the AirTouch Cash Payment by means of a pro rata stock redemption, the Exchange Ratio shall be equal to (A) the number of AirTouch Common Shares outstanding immediately prior to the Effective Time but prior to the pro rata stock redemption, other than Excluded AirTouch Shares and Dissenting Shares (the "OUTSTANDING NUMBER") multiplied by (B) the provisional Exchange Ratio determined pursuant to clause (z)(i) divided by (C) the Outstanding Number minus the number of AirTouch Common Shares redeemed in the pro rata redemption. If AirTouch elects to make the AirTouch Cash Payment by means of a pro rata stock redemption, it shall establish the procedures, including an appropriate amendment to its certificate of incorporation, by which such redemption shall be effected.

        For all purposes of this Agreement, the Cash Consideration shall not be deemed to include the AirTouch Cash Payment. In no circumstance will the Cash Consideration or the AirTouch Cash Payment exceed $13.00 per AirTouch Common Share without the prior consent, at its sole discretion,

                                       2
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    of the board of directors of Vodafone (any such consent, the "INCREASED CASH
    CONSENT"). If AirTouch is required to make the AirTouch Cash Payment, it shall also make a payment to holders of Class C Preferred Shares (as defined in Section 1.3.6.3.1.3.) on a pro rata basis with the payment made to holders of AirTouch Common Shares based on the Exchange Rate (as that term is defined in the Class C Certificate of Designation (as defined in Section 1.3.6.3.1.3.)) in effect on the date immediately preceding such cash payment.

        Any Vodafone Ordinary Shares constituting a portion of the Merger Consideration shall be delivered to the holders of AirTouch Common Shares (other than Excluded AirTouch Shares and Dissenting Shares) in the form of American depositary shares, each representing the right to receive ten Vodafone Ordinary Shares (the "VODAFONE DEPOSITARY SHARES"). The Vodafone Depositary Shares may be evidenced by one or more receipts ("VODAFONE ADRS") issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 16, 1991, among Vodafone, The Bank of New York, as Depositary (the "DEPOSITARY"), and the holders from time to time of Vodafone ADRs, as amended and restated as of the date on which the Effective Time occurs (the "DEPOSIT AGREEMENT").

        At the Effective Time, all AirTouch Common Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such AirTouch Common Shares (other than Excluded AirTouch Shares and Dissenting Shares) shall thereafter represent only the right to the Merger Consideration and the AirTouch Cash Payment, if any, and the right, if any, to receive pursuant to Section 1.6. cash in lieu of fractional Vodafone Depositary Shares, and any dividend or distribution pursuant to Section 1.4.6., in each case without interest. The Vodafone Ordinary Shares issued in accordance with Section 1.4.1., and the Vodafone Depositary Shares issued as provided in this Section 1.3.2., shall be of the same class and shall have the same rights as the currently outstanding Vodafone Ordinary Shares and the currently outstanding Vodafone Depositary Shares, respectively (other than in relation to the nominal value of all Vodafone Ordinary Shares, which may be US$.10 each, provided that the Redenomination takes effect). At and following the Closing, Vodafone and AirTouch shall be jointly and severally liable for all stamp duties, stamp duty reserve tax and other similar taxes and similar levies imposed in connection with the issuance or creation of the Vodafone Depositary Shares constituting the Stock Consideration or issued in respect of the conversion of any AirTouch Stock Options (as defined in Section 1.5.) pursuant to Section 1.5. and any Vodafone Depositary Shares in connection therewith and any other United Kingdom stamp duty, stamp duty reserve tax or other similar United Kingdom governmental charge (or any interest or penalties thereon) that may be payable by Vodafone and AirTouch pursuant to the Deposit Agreement.

        1.3.3. Each share of common stock of Merger Sub, no par value ("MERGER SUB COMMON STOCK"), outstanding immediately prior to the Effective Time shall be canceled and, in consideration for the issuance, in accordance with
    Section 1.4.1., of the Vodafone Ordinary Shares referred to in Section
    1.3.4. below, the Surviving Corporation shall issue to Vodafone at the Effective Time such number of shares of common stock as is equal to the number of AirTouch Common Shares outstanding immediately prior to the Effective Time (other than the Excluded AirTouch Shares and Dissenting Shares) with the same rights, powers and privileges as the AirTouch Common Shares and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

        1.3.4. In consideration of the issue to Vodafone by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 1.3.3. hereof, Vodafone shall issue, in accordance with Section 1.4.1., such number of Vodafone Ordinary Shares as is equal to the number of AirTouch Common Shares outstanding immediately prior to the Effective Time (other than the Excluded AirTouch Shares and the Dissenting Shares) multiplied by the Exchange Ratio to permit the issuance of Vodafone Depositary Shares to the holders of such AirTouch Common Shares and shall pay the Cash Consideration for the purpose of giving effect to the delivery of the Merger Consideration referred to in Section 1.3.2. of this Agreement.

        1.3.5. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, AirTouch changes the number of AirTouch Common Shares, or Vodafone changes the number of Vodafone Ordinary Shares, issued and outstanding as a result of a stock split, combination, stock dividend, recapitalization, redenomination of share capital (other than the Redenomination) or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

        1.3.6.  AIRTOUCH PREFERRED STOCK

           1.3.6.1. Prior to the Effective Time, subject to the stockholder approval described in Section 1.3.6.2., AirTouch will cause AirTouch Merger Sub, Inc., a newly-formed wholly owned subsidiary of AirTouch, to merge with and into AirTouch (the "INITIAL MERGER"), with AirTouch being the surviving corporation (the "INITIAL SURVIVING CORPORATION").

           1.3.6.2. AirTouch will take, or cause to be taken, all action necessary to submit to the vote of the holders of AirTouch Common Shares and the holders of the 6% Class B Mandatorily Convertible Preferred Stock, Series 1996, of AirTouch (the "CLASS B PREFERRED STOCK"), voting together as a single class, the Initial Merger (the "INITIAL MERGER VOTE") at the AirTouch Shareholders Meeting (as defined in Section 3.4.).

           1.3.6.3. All references in this Agreement to "AIRTOUCH" shall, after the effective time of the Initial Merger (the "INITIAL MERGER EFFECTIVE TIME"), mean (and be deemed to refer to) the Initial Surviving Corporation and all references to AirTouch Common Shares, shall, after the Initial Merger Effective Time, mean (and be deemed to refer to) common shares of the Initial Surviving Corporation (the "INITIAL SURVIVING CORPORATION SHARES" and, individually, an "INITIAL SURVIVING CORPORATION SHARE").

               1.3.6.3.1. In the Initial Merger, at the Initial Merger Effective Time:

                   1.3.6.3.1.1. Each AirTouch Common Share outstanding immediately prior to the Initial Merger Effective Time shall remain outstanding as an Initial Surviving Corporation Share.

                   1.3.6.3.1.2. Each share of Class B Preferred Stock ("CLASS B PREFERRED SHARES" and, individually, a "CLASS B PREFERRED SHARE") outstanding immediately prior to the Initial Merger Effective Time shall remain outstanding as a Class B Preferred Share of the Initial Surviving Corporation, without any change to the powers, preferences or special rights of such Class B Preferred Share provided for in the Certificate of Designation, Preferences and Rights of 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 of AirTouch (the "CLASS B CERTIFICATE OF DESIGNATION").

                   1.3.6.3.1.3. Each share of 4.25% Class C Convertible Preferred Stock, Series 1996, par value $.01 per share, of AirTouch ("CLASS C PREFERRED SHARES", and, individually, a "CLASS C PREFERRED SHARE") outstanding immediately prior to the Initial Merger Effective Time shall remain outstanding as a Class C Preferred Share of the Initial Surviving Corporation, without any change to the powers, preferences or special rights of such Class C Preferred Share provided for in the Certificate of Designation of 4.25% Class C Convertible Preferred Stock, Series 1996, of AirTouch (the "CLASS C CERTIFICATE OF DESIGNATION"); PROVIDED, HOWEVER, that such Class C Certificate of Designation shall provide that holders of the Class C Preferred Shares shall be entitled to vote together with the holders of Initial Surviving Corporation Shares on all matters to be voted upon by holders of Initial Surviving Corporation Shares, and that for each Class C Preferred

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
               Share held, holders of Class C Preferred Shares shall be entitled to that number of votes equal to the number of Initial Surviving Corporation Shares into which such Class C Preferred Share is convertible pursuant to Section 4 of the Class C Certificate of Designation as of the record date applicable to such vote.

                   1.3.6.3.1.4. Each share of 5.143% Class D Cumulative Preferred Stock, Series 1998, par value $.01 per share, of AirTouch ("CLASS D PREFERRED SHARES", and, individually, a "CLASS D PREFERRED SHARE"), except for such shares with respect to which appraisal rights under Section 262 of the DGCL have been asserted, outstanding immediately prior to the Initial Merger Effective Time shall remain outstanding as a Class D Preferred Share of the Initial Surviving Corporation, without any change to the powers, preferences or special rights of such Class D Preferred Shares provided for in the Certificate of Designation of 5.143% Class D Convertible Preferred Stock, Series 1998, of AirTouch (the "CLASS D CERTIFICATE OF DESIGNATION"); PROVIDED, HOWEVER, that such Class D Certificate of Designation shall provide (i) that holders of the Class D Preferred Shares shall be entitled to vote together with the holders of Initial Surviving Corporation Shares on all matters to be voted upon by holders of Initial Surviving Corporation Shares on the basis of 12 votes for each Class D Preferred Share held; and (ii) that Section 4(b) of the Class D Certificate of Designation shall be amended to remove the ability of the Company to redeem the Class D Preferred Stock prior to the Maturity Date (as defined in the Class D Certificate of Designation).

                   1.3.6.3.1.5. Each share of 5.143% Class E Cumulative Preferred Stock, Series 1998, par value $.01 per share, of AirTouch ("CLASS E PREFERRED SHARES", and, individually, a "CLASS E PREFERRED SHARE"), except for such shares with respect to which appraisal rights under Section 262 of the DGCL have been asserted, outstanding immediately prior to the Initial Merger Effective Time shall remain outstanding as a Class E Preferred Share of the Initial Surviving Corporation, without any change to the powers, preferences or special rights of such Class E Preferred Shares provided for in the Certificate of Designation of 5.143% Class E Cumulative Preferred Stock, Series 1998, of AirTouch (the "CLASS E CERTIFICATE OF DESIGNATION"); PROVIDED, HOWEVER, that such Class E Certificate of Designation shall provide (i) that holders of the Class E Preferred Shares shall be entitled to vote together with the holders of Initial Surviving Corporation Shares on all matters to be voted upon by holders of Initial Surviving Corporation Shares on the basis of 12 votes for each Class E Preferred Share held; (ii) that the Maturity Date (as defined in the Class E Certificate of Designation) shall be April 1, 2020; and (iii) that the dividends payable pursuant to
               Section 3 of the Class E Certificate of Designation shall be, during the period beginning April 1, 2018 and ending April 1, 2020, at an amount per Class E Preferred Share of $87.90 per annum as adjusted pursuant thereto.

               1.3.6.3.2.  In the Merger, at the Effective Time:

                   1.3.6.3.2.1. Each AirTouch Common Share outstanding immediately prior to the Effective Time (other than AirTouch Excluded Shares and Dissenting Shares) shall be treated in accordance with Section 1.3.2.

                   1.3.6.3.2.2. Immediately prior to the Effective Time, each Class B Preferred Share then outstanding shall, in accordance with paragraphs (a) and (e) of Section 4 of the Class B Certificate of Designation, convert automatically into AirTouch Common Shares at the Maturity Exchange Rate (as such term is defined in the Class B Certificate of Designation) in effect on the Maturity Date (as such term is defined in the Class B Certificate of Designation), and all accrued and unpaid dividends on such Class B

               Preferred Shares (other than previously declared dividends payable to the holder of record on a prior date) through and including the Maturity Date, whether or not declared, shall be due and payable in cash out of funds of the Initial Surviving Corporation legally available for the payment of dividends, as more fully provided in the Class B Certificate of Designation.

                   1.3.6.3.2.3. Each Class C Preferred Share of the Initial Surviving Corporation outstanding immediately prior to the Effective Time, shall remain outstanding as a Class C Preferred Share of the Surviving Corporation. Each Class C Preferred Share shall, after consummation of the Merger, be subject to conversion or redemption, at the election of the holder of such Class C Preferred Share, in accordance with clauses (i), (ii), and (iii) of Section 4(e) of the Class C Certificate of Designation.

                   1.3.6.3.2.4. Each Class D Preferred Share of the Initial Surviving Corporation outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall remain outstanding as a Class D Preferred Share of the Surviving Corporation.

                   1.3.6.3.2.5. Each Class E Preferred Share of the Initial Surviving Corporation outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall remain outstanding as a Class E Preferred Share of the Surviving Corporation.

    1.4.  SURRENDER AND PAYMENT.

        1.4.1. Prior to the Effective Time, Vodafone shall appoint ChaseMellon Shareholder Services, L.L.C. or, failing ChaseMellon Shareholder Services, L.L.C., another agent reasonably acceptable to AirTouch as exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging Certificates for Vodafone Depositary Shares and the Cash Consideration. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of record as of the Effective Time of AirTouch Common Shares (other than holders of Excluded AirTouch Shares and Dissenting Shares), a letter of transmittal, in such form as AirTouch and Vodafone may reasonably agree, for use in effecting delivery of AirTouch Common Shares to the Exchange Agent. AirTouch shall act as agent for each holder of record as of the Effective Time of AirTouch Common Shares (other than Excluded AirTouch Shares and Dissenting Shares) (each, a "RECORD HOLDER") and shall enter into an agreement (the "NOMINEE AGREEMENT") with Vodafone and Boston EquiServe Limited Partnership. Vodafone shall issue the Vodafone Ordinary Shares referred to in Section 1.3.4. in registered form to Boston EquiServe Limited Partnership or its nominee (the "NOMINEE"), as nominee and agent for and on behalf of the Record Holders for the issuance of Vodafone Depositary Shares in accordance with this Article I, subject to the terms and conditions of this Agreement and the Nominee Agreement. If the Redenomination shall take effect immediately prior to the Effective Time, then, unless the directors of Vodafone shall determine not to issue Bearer Shares (as defined below), the Nominee shall, as agent for the Record Holders, instruct Vodafone to, and Vodafone shall, strike the name of the Nominee from the Vodafone Shareholders' register, create share warrants to bearer ("BEARER SHARES") in respect of such Vodafone Ordinary Shares and deliver the Bearer Shares to the Nominee, as agent as aforesaid. Regardless of whether the Redenomination takes effect and the Bearer Shares are delivered to the Nominee, the Vodafone Ordinary Shares in registered form or the Bearer Shares, as the case may be, held by the Nominee shall be deposited by the Nominee or on its behalf with the Depositary (or as it may direct) as and when required for the issuance of Vodafone Depositary Shares in accordance with this Article I. To the extent required, the Exchange Agent will requisition from the Depositary, from time to time, such number of Vodafone Depositary Shares, in such denominations as the Exchange Agent shall specify, as are issuable in respect of AirTouch Common Shares properly delivered to the Exchange Agent. Vodafone shall from time to time deposit or cause to be deposited cash in an amount sufficient to provide the Exchange Agent with the cash to fund the payments to be paid by Vodafone required by
    Section 1.4.2.

        1.4.2. Each holder of any AirTouch Common Shares that have been converted into a right to receive the consideration set forth in Section
    1.3.2. shall, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering the AirTouch Common Shares represented by such Certificate or Certificates, without further action, be entitled to receive (i) the number of whole Vodafone Depositary Shares included in the Merger Consideration in respect of such AirTouch Common Shares, and (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) the Cash Consideration that such holder has the right to receive pursuant to Section 1.3.2., plus (B) any cash in lieu of fractional shares to be paid pursuant to Section 1.6., plus (C) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.4.6. Until so surrendered, each such Certificate shall after the Effective Time represent for all purposes only the right to receive the number of whole Vodafone Depositary Shares included in the Merger Consideration and the applicable amounts of cash provided in the foregoing clause (ii).

        1.4.3. If any Vodafone Depositary Shares are to be issued to a person other than the registered holder of the AirTouch Common Shares represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issue that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issue shall pay to the Exchange Agent any transfer or other taxes required as a result of such issue to a person other than the registered holder of such AirTouch Common Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        1.4.4. After the close of the stock transfer books of AirTouch on the day prior to the Effective Time, there shall be no further registration of transfers of AirTouch Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

        1.4.5. Any Vodafone Ordinary Shares issued and delivered in respect of AirTouch Common Shares pursuant to this Article I, any cash entitled to be received therefor pursuant to Section 1.3.2., and any cash in lieu of fractional interests in Vodafone Depositary Shares to be paid pursuant to
    Section 1.6., plus any cash dividend or other distribution that such holder has the right to receive pursuant to Section 1.4.6., that remains unclaimed by any holder of AirTouch Common Shares six months after the Effective Time shall be held by the Exchange Agent (or a successor agent appointed by Vodafone) or shall be delivered to the Depositary upon the instruction of Vodafone and held by the Depositary, in either case subject to the instruction of Vodafone in an account or accounts designated for such purpose. Vodafone shall not be liable to any holder of AirTouch Common Shares for any securities delivered or any amount paid by the Depositary, the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property laws. Any cash remaining unclaimed by holders of AirTouch Common Shares three years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable Law (as defined in Section 2.1.4.2.)) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Vodafone, as Vodafone may determine.

        1.4.6. No dividends or other distributions with respect to securities of Vodafone issuable with respect to AirTouch Common Shares shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable Law, upon such surrender, there shall be issued and/or paid to the holder of the Vodafone Depositary Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions payable with respect to such Vodafone Depositary Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Vodafone Depositary Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Vodafone Depositary Shares, all Vodafone Depositary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

    1.5.  AIRTOUCH STOCK OPTIONS.

        1.5.1. At the Effective Time, all stock options to purchase AirTouch Common Shares (each, an "AIRTOUCH STOCK OPTION") and tandem stock appreciation rights ("TANDEM SARS"), whether vested or unvested, which are then outstanding and unexercised shall cease to represent a right to acquire AirTouch Common Shares and shall be converted automatically into options to purchase, and tandem stock appreciation rights with respect to, Vodafone Ordinary Shares, and Vodafone shall assume each such AirTouch Stock Option and Tandem SAR, subject to the terms of the relevant AirTouch Stock Plan (as defined in Section 2.1.2.1.) under which it was issued and the agreement evidencing the grant thereof; provided, however, that from and after the Effective Time, (i) the number of Vodafone Ordinary Shares purchasable upon exercise of each such AirTouch Stock Option or subject to a Tandem SAR shall be equal to the number of AirTouch Common Shares that were purchasable under such AirTouch Stock Option or subject to such Tandem SAR immediately prior to the Effective Time multiplied by the Exchange Ratio, subject to adjustment as provided in Section 1.3.5., and rounding down to the nearest whole Vodafone Ordinary Share (or, if issued in the form of Vodafone Depositary Shares, the nearest whole Vodafone Depositary Share), and (ii) the per Vodafone Ordinary Share exercise price under each such AirTouch Stock Option or Tandem SAR shall be obtained by dividing (A) the per share exercise price of each such AirTouch Stock Option or Tandem SAR less the per share Cash Consideration or AirTouch Cash Payment, as the case may be, by
    (B) the Exchange Ratio, subject to adjustment as provided in Section 1.3.5., and rounding down to the nearest cent. Vodafone Ordinary Shares to be issued upon the exercise of AirTouch Stock Options or Tandem SARs shall, at the election of the holders of such AirTouch Stock Options or Tandem SARs, be delivered in the form of Vodafone Depositary Shares evidenced by Vodafone ADRs. Notwithstanding the foregoing, the number of Vodafone Ordinary Shares and the per Vodafone Ordinary Share exercise price of each AirTouch Stock Option which is intended to be an "INCENTIVE STOCK OPTION" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, AirTouch shall make all necessary arrangements with respect to the AirTouch Stock Plans to permit the assumption by Vodafone of any unexercised AirTouch Stock Options and Tandem SARs.

        1.5.2. Prior to the Effective Time, Vodafone shall make available for issuance in accordance with Section 1.4.1. the number of Vodafone Ordinary Shares necessary to satisfy Vodafone's obligations under Section 1.5.1. and
    1.5.3. As soon as practicable after the Effective Time, Vodafone shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Vodafone Ordinary Shares and the Vodafone Depositary Shares issued pursuant to Section 1.5.1. or
    Section 1.5.3., and shall use its best reasonable efforts to cause such registration statement to become and remain effective and maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "BLUE SKY" laws, for so long as such options or other awards remain outstanding.

        1.5.3. At the Effective Time, each other right with respect to the AirTouch Common Shares (an "AIRTOUCH AWARD"), whether vested or unvested, shall be deemed to constitute a right to receive or acquire, on the same terms and conditions as were applicable under the AirTouch Award, the same number of Vodafone Ordinary Shares as the holder of such AirTouch Award would have been entitled to receive pursuant to the Merger had such holder received such AirTouch Award in full immediately prior to the Effective Time (rounded to the nearest whole number), in each case, as appropriately adjusted to reflect the payment of the Cash Consideration or the AirTouch Cash Payment, as the case may be. Effective at the Effective Time, Vodafone shall assume each AirTouch Award in accordance with the terms of the relevant AirTouch Stock Plan under which it was issued and the award agreement by which it was evidenced. At or prior to the Effective Time, Vodafone shall take all corporate action necessary to reserve for issuance a sufficient number of Vodafone Ordinary Shares with respect to the AirTouch Awards assumed by it in accordance with this Section 1.5.3.

    1.6. FRACTIONAL VODAFONE DEPOSITARY SHARES. No fraction of a Vodafone Depositary Share will be issued, but in lieu thereof each holder of AirTouch Common Shares otherwise entitled to receive a fraction of a Vodafone Depositary Share will be entitled to receive in accordance with the provisions of this
Section 1.6. from the Exchange Agent a cash payment in lieu of such fraction of a Vodafone Depositary Share representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Vodafone Depositary Shares which would otherwise be issued ("EXCESS SHARES"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of AirTouch Common Shares, the Exchange Agent will hold such proceeds in trust for the holders of AirTouch Common Shares (the "COMMON SHARES TRUST"). Vodafone shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of AirTouch Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional Vodafone Depositary Share interest to which such holder of AirTouch Common Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of AirTouch Common Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of AirTouch Common Shares in lieu of any fractional Vodafone Depositary Share interests, the Exchange Agent shall make available such amounts to such holders of AirTouch Common Shares without interest.

    1.7.  THE SURVIVING CORPORATION.

        1.7.1. The certificate of incorporation of AirTouch in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        1.7.2. The bylaws of AirTouch in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        1.7.3. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall comprise six directors, three selected by the current Chief Executive Officer of Vodafone and three selected by the current Chief Executive Officer of AirTouch, and (ii) such officers as are mutually agreed by Vodafone and AirTouch prior to the Effective Time shall be the officers of the Surviving Corporation.

    1.8. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person (as defined in Section 2.1.1.) of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash payable in lieu of fractional Vodafone Depositary Shares and any unpaid dividends or other distributions deliverable pursuant to Section 1.4.6. in respect of the AirTouch Common Shares represented by such Certificate pursuant to this Agreement.

    1.9.  RESERVATION OF RIGHT TO REVISE TRANSACTION.  Without prejudice to
Section 1.3.2., in the event of any change in law in relation to stamp duty or stamp duty reserve tax which materially increases the costs of the issuance or creation of the Vodafone Ordinary Shares or the Vodafone Depositary Shares issued or created as part of the Stock Consideration or in respect of the conversion of any AirTouch Stock Options pursuant to Section 1.5., Vodafone shall, subject as provided below, be entitled to change its domicile to a jurisdiction other than the U.K. Such change may be effected in such manner as Vodafone considers appropriate, including by the imposition of a new holding company which acquires all of the outstanding and issued shares in Vodafone in exchange for its own shares and is then substituted for Vodafone for the purposes of this Agreement. For this purpose Vodafone may seek such approvals from, and propose such resolutions to, its shareholders (and if applicable the courts) as may be necessary to effect such change; provided always that, save with the consent of AirTouch, no such change of domicile may be undertaken if the effect would be likely to increase any liability for taxation on AirTouch or its stockholders or holders of AirTouch Stock Options, Tandem SARs or AirTouch Awards from that which would apply if no such change of domicile were to occur.

    1.10. DISSENTING SHARES. (a) AirTouch Common Shares (unless no Cash Consideration is paid hereunder) and shares of Class D Preferred Shares and Class E Preferred Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall, in the case of AirTouch Common Shares, be converted and exchanged pursuant to Section 1.3.2., or in the case of Class D or Class E Preferred Shares, remain outstanding in accordance with Sections
1.3.6.3.2.4. and 1.3.6.3.2.5., respectively. AirTouch shall give Vodafone prompt notice of any demands received by AirTouch for appraisal of AirTouch Common Shares, shares of Class D Preferred Shares and Class E Preferred Shares and Vodafone shall have the right to conduct all negotiations and proceedings with respect to such demands.

    (b) Any and all amounts paid by AirTouch to holders of Dissenting Shares shall be paid by AirTouch solely out of its own cash on hand or out of its own borrowings. In no event shall Vodafone or its Affiliates (as defined in Section 2.1.1.) provide directly or indirectly any funds to AirTouch in respect of payments of holders of Dissenting Shares or the repayment of any such borrowings.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

    2.1. REPRESENTATIONS AND WARRANTIES OF AIRTOUCH AND VODAFONE. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof and signed by an authorized officer, delivered by AirTouch to Vodafone or by Vodafone to AirTouch (each a "DISCLOSURE LETTER," and the "AIRTOUCH DISCLOSURE LETTER" and the "VODAFONE DISCLOSURE LETTER," respectively), as the case may be, or as disclosed in the AirTouch Reports (as defined in Section 2.1.5.1.) or the Vodafone Reports (as defined in Section 2.1.5.2.) publicly available prior to the date hereof, AirTouch (except for subparagraphs 2.1.2.2, 2.1.3.2, 2.1.5.2, 2.1.9(ii), 2.1.10.2, 2.1.11 and
2.1.14.2 below and references in paragraph 2.1.1 below to documents made available by Vodafone to AirTouch) hereby represents and warrants to Vodafone, and Vodafone (except for subparagraphs 2.1.2.1, 2.1.3.1, 2.1.5.1, 2.1.8, 2.1.9(i), 2.1.10.1, 2.1.14.1 and 2.1.16 below and references in paragraph
2.1.1 below to documents made available by AirTouch to Vodafone), hereby represents and warrants to AirTouch, that:

        2.1.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of it and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders, to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on it. AirTouch has made available to Vodafone complete and correct copies of its certificate of incorporation and by-laws, and Vodafone has made available to AirTouch complete and correct copies of its memorandum and articles of association, in all cases as amended to date. Such certificate of incorporation and by-laws or memorandum and articles of association, as the case may be, as so made available are in full force and effect.

        As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to AirTouch, any entity, whether incorporated or unincorporated, in which AirTouch owns, directly or indirectly, more than fifty percent of the securities or other ownership interests having by their terms ordinary voting power to elect more than fifty percent of the directors or other persons performing similar functions, or the management and policies of which AirTouch otherwise has the power to control, and, with respect to Vodafone, any body corporate which is a subsidiary or subsidiary undertaking, in each case within the meaning of the Companies Act of 1985 of the United Kingdom, as amended (the "COMPANIES ACT"), (ii) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the financial condition, properties, business, or results of operations of such Person and its Subsidiaries taken as a whole, provided, that all references to Material Adverse Effect on Vodafone or its Subsidiaries or to AirTouch and its Subsidiaries in this Article II or in Article III shall be deemed to refer solely to Vodafone and its Subsidiaries and AirTouch and its Subsidiaries, respectively, without giving effect to Vodafone's ownership of AirTouch and its Subsidiaries after the Effective Time, (iii) "PERSON" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in paragraph 2.1.4.1 (Governmental Filings; No Violations)) or other entity of any kind or nature, and (iv) "AFFILIATE" has the meaning specified in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

        2.1.2.  CAPITAL STRUCTURE.

           2.1.2.1. The authorized capital stock of AirTouch consists of 1,100,000,000 AirTouch Common Shares, of which 572,391,167 AirTouch Common Shares were issued and outstanding as of the close of business on December 31, 1998 and 4,373,383 shares were held in the treasury of AirTouch, and 60,000,000 shares of preferred stock, par value $.01 per share ( "AIRTOUCH PREFERRED SHARES"). Of such authorized AirTouch Preferred Shares, (i) 7,000,000 shares have been designated as the Series A Participating Preferred Stock, of which no shares are outstanding as of the date hereof but of which all have been reserved for issuance pursuant to the Rights Agreement, dated as of September 19, 1994 and as amended to the date hereof, between AirTouch and The Bank of New York, as rights agent (the "RIGHTS AGREEMENT"); (ii) 19,000,000 shares have been designated as Class B Preferred Shares, of which 17,197,235 shares were outstanding as of December 31, 1998, (iii) 13,000,000 shares have been designated as Class C Preferred Shares, of which 11,044,765 shares are outstanding as of December 31, 1998, (iv) 825,000 shares have been designated as Class D Preferred Shares, all of which shares are outstanding as of the date hereof and (v) 825,000 shares have been designated as Class E Preferred Shares, all of which shares are outstanding as of the date hereof. In addition, since December 31, 1998 through the date hereof, AirTouch has issued no AirTouch Common Shares other than pursuant to previously outstanding options or convertible securities. All of the outstanding AirTouch Common Shares and AirTouch Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth above, AirTouch has no AirTouch Common Shares or AirTouch Preferred Shares reserved for or otherwise subject to issuance, except that (i) as of the close of business on December 31, 1998, there were 37,800,157 AirTouch Common Shares subject to issuance pursuant to AirTouch Stock Options outstanding under the plans of AirTouch identified in subparagraph 2.1.2.1 of the AirTouch Disclosure Letter as being the only compensation or benefit plans or agreements pursuant to which AirTouch Common Shares may be issued (the "AIRTOUCH STOCK PLANS") and (ii) since December 31, 1998, through the date hereof, AirTouch has granted AirTouch Stock Options with respect to 1,897 AirTouch Common Shares. As of the date hereof, there are no more than 639,284,923 AirTouch Common Shares outstanding on a fully diluted basis. Each of the outstanding shares of capital stock or other ownership interests of each of AirTouch's Subsidiaries that constitutes a "SIGNIFICANT SUBSIDIARY" (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act) is duly authorized, validly issued, fully paid and nonassessable and owned by AirTouch or a direct or indirect wholly owned subsidiary of AirTouch, in each case free and clear of any lien, pledge, mortgage, security interest, claim, charge or other encumbrance ("ENCUMBRANCE"). Except as set forth above or as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate AirTouch or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of AirTouch or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from AirTouch or any of its Subsidiaries, any securities of AirTouch or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth above or as contemplated by this Agreement, AirTouch does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of AirTouch on any matter.

           2.1.2.2. The authorized share capital of Vodafone is L200,000,000 divided into 4,000,000,000 ordinary shares of nominal value 5p each. As of the close of business on January 13, 1999, the allotted share capital of Vodafone consisted of 3,094,601,095 Vodafone Ordinary Shares. All of the outstanding Vodafone Ordinary Shares have been, and the Vodafone Ordinary Shares to be issued as Merger Consideration shall be, duly authorized and validly issued and are or will be, as the case may be, fully paid or credited as fully paid. Vodafone has no Vodafone Ordinary Shares reserved for or otherwise subject to issuance. Of the Vodafone Ordinary Shares described in the first sentence of this paragraph, as of the close of business on January 13, 1999, there were 2,230,470 Vodafone Ordinary Shares held by trusts operated by Vodafone Group Share Trustee Limited for the Qualifying Share Ownership Trust and Orbis Pension Trustees Limited for the Long Term Incentive Plan in relation to certain of the share option schemes identified in subparagraph 2.1.2.2 of the Vodafone Disclosure Letter as being the only compensation or benefit plans or agreements pursuant to which Vodafone Ordinary Shares may be issued (the "OPTION SCHEMES"). Each of the outstanding shares of capital stock or other ownership interests of each of Vodafone's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Vodafone or a direct or indirect wholly owned Subsidiary of Vodafone, in each case free and clear of any Encumbrance. Except as set forth above or as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate Vodafone or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Vodafone or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Vodafone or any of its Subsidiaries, any securities of Vodafone or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Vodafone does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Vodafone on any matter.

           2.1.3.  CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

               2.1.3.1. AirTouch has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (including, without limitation, the Initial Merger), subject only to the adoption of this Agreement and the Initial Merger by the vote of the holders of a majority of the outstanding stock entitled to vote at the AirTouch Shareholders Meeting (as defined in Section
           3.4. (Shareholders Meetings)) (the "AIRTOUCH REQUISITE VOTE"). The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of AirTouch and, assuming the due authorization, execution and delivery of this Agreement by Vodafone and Merger Sub, this Agreement constitutes a valid and binding agreement of AirTouch enforceable against AirTouch in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION"). The Board of Directors of AirTouch has (A) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and (B) has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date of this Agreement, the Merger Consideration, together with the AirTouch Cash Payment, if any, is fair to the holders of AirTouch Common Shares from a financial point of view.

               2.1.3.2. Vodafone has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of (i) the resolution set forth in clause (i) of the third sentence of Section 3.4. (the "VODAFONE REQUISITE RESOLUTION") by, on a show of hands, not less than a majority of the holders of the outstanding Vodafone Ordinary Shares present in person or, on a poll, by the holders of not less than a majority of the votes attaching to the Vodafone Ordinary Shares who vote in person or by proxy at the Vodafone Shareholders Meeting (as defined in Section 3.4. (Shareholders Meetings)) (the "VODAFONE REQUISITE VOTE") and (ii) the resolutions set forth in clauses (ii),
           (iii), (iv), (v) and (vi) of the third sentence of Section 3.4. (the "VODAFONE SUPPLEMENTAL RESOLUTIONS") by not less than three-fourths (or, in the case of such clauses (iii) and (v), a majority) of the persons voting on a show of hands or, on a poll, of the votes attaching to the Vodafone Ordinary Shares who vote in person or by proxy, at the Vodafone Shareholders Meeting (the "VODAFONE SUPPLEMENTAL VOTE"). The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Vodafone, and, assuming the due authorization, execution and delivery of this Agreement by AirTouch, this Agreement constitutes a valid and binding agreement of

           Vodafone, enforceable against Vodafone in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Vodafone has (A) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (B) received the opinion of its financial advisor, Goldman Sachs International, to the effect that, as of the date of this Agreement, the Merger Consideration, together with the AirTouch Cash Payment, if any, is fair, from a financial point of view, to Vodafone.

           2.1.4.  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               2.1.4.1. Other than the necessary filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions (A) pursuant to Sections 1.2.2. and 3.3.1., (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Exchange Act, the Securities Act and the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 ("EXON-FLORIO"), (C) to comply with the rules and regulations of the NYSE or the London Stock Exchange Limited (the "LSE") or any other stock exchanges on which securities of Vodafone, AirTouch or any of its respective Subsidiaries are listed, (D) with or from the European Commission, in accordance with
           Article 6(1)(b), 8(2) or 10(6) of Council Regulation (EEC) No 4064/89 as amended (the "REGULATION"), (E) with or from any national authority within the European Community to whom the Merger (or any part of it) is referred pursuant to Article 9 (3) of the Regulation,
           (F) from H.M. Treasury pursuant to section 765 of the Income and Corporation Taxes Act 1988 (or the confirmation from H.M. Treasury or the Inland Revenue that no such consent is required to the transactions contemplated by this Agreement) and (G) as may be required by laws, orders, regulations, practices and rules of the United States Federal Communications Commission (the "FCC") and state public utilities or public service commissions ("PUC"), the U.K. Office of Telecommunications ("OFTEL") and foreign communications regulatory agencies, state or foreign antitrust authorities, foreign investment regulatory bodies or similar state, local or foreign regulatory bodies (such filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions to be made, given or obtained by AirTouch being the "AIRTOUCH REQUIRED CONSENTS" and by Vodafone being the "VODAFONE REQUIRED CONSENTS"), no filings, notices, declarations and/or decisions are required to be made by it with, nor are any permits, authorizations, approvals or other confirmations or consents required to be obtained by it from, any governmental or regulatory (including stock exchange) authority, agency, court, commission, body or other governmental entity (including the U.K. Panel on Takeovers and Mergers (the "TAKEOVER PANEL")) ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery by it of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby, except those the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement.

               2.1.4.2. The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby (including, in the case of Vodafone, the issue of Vodafone Ordinary Shares, including the Bearer Shares, if any, the delivery by Vodafone of Vodafone Ordinary Shares to the Nominee and the deposit of Vodafone Ordinary Shares by the Nominee with the Depositary against issuance of Vodafone Depositary Shares in accordance with the Deposit Agreement) will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, in the case of AirTouch, or memorandum or articles of association, in the case of Vodafone, or the comparable governing instruments of any of the Significant Subsidiaries of AirTouch and Vodafone (in each case as amended from time to time), (B) subject to making, giving or obtaining all necessary filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions described in subparagraph
           2.1.4.1 and all other necessary third-party consents as set forth in subparagraph 2.1.4.2 of its Disclosure Letter, a breach or violation of, a default under, or the acceleration of any obligations or rights of third Parties or the creation of an Encumbrance on the assets of it or any of its Subsidiaries or of any partnership, joint venture or similar entity in which it owns an interest and which holds Communications Licenses (as defined in Section 2.1.13.) or holds assets used to provide communications services, including, without limitation, wireless communication services (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon it or any of its Subsidiaries or any law, ordinance, regulation, judgment, order, decree, arbitration, award, license or permit of any Governmental Entity ("LAW") or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, or (C) any other change in the rights or obligations of either Party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement.

           2.1.5.  REPORTS; FINANCIAL STATEMENTS.

               2.1.5.1. AirTouch has made available to Vodafone copies of each registration statement, report, proxy statement or information statement prepared by it or its Subsidiaries and filed with the SEC since December 31, 1997 (December 31, 1997 being the "AIRTOUCH AUDIT DATE"), including AirTouch's Annual Report on Form 10-K for the year ended December 31, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such registration statement, report, proxy statement or information statement filed with the SEC subsequent to the date hereof, the "AIRTOUCH REPORTS"). As of their respective dates, the AirTouch Reports (i) complied in all material respects with, and any AirTouch Reports filed subsequent to the date hereof will comply in all material respects with, any applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) did not, and any AirTouch Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of AirTouch and its Subsidiaries included in or incorporated by reference into the AirTouch Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of AirTouch and its Subsidiaries as of its date, and each of the related consolidated statements of income, stockholders' equity and cash flows included in or incorporated by reference into the AirTouch Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and cash flows, as the case may be, of AirTouch and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") consistently applied during the periods involved except as may be noted therein.

               2.1.5.2. Vodafone has made available to AirTouch copies of (A) each registration statement, report or annual report prepared by it or its Subsidiaries and filed with the SEC since March 31, 1998 (the "VODAFONE AUDIT DATE," with the Vodafone Audit Date and the AirTouch Audit Date each being referred to herein as the relevant Party's "AUDIT DATE"), including Vodafone's Annual Report on Form 20-F for the year ended March 31, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC and each biannual report distributed by Vodafone to its shareholders (collectively, including any such registration statement, report or annual report filed with the SEC or, in the case of biannual reports, distributed to Vodafone shareholders subsequent to the date hereof, the "VODAFONE REPORTS"); and (B) all circulars, reports and other documents distributed by Vodafone to its shareholders since its Audit Date. None of Vodafone's Subsidiaries is required to file any form, report or other document with the SEC. As of their respective dates, the Vodafone Reports (i) complied in all material respects with, and any Vodafone Reports filed, distributed or delivered subsequent to the date hereof will comply in all material respects with, any applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) did not, and any Vodafone Report filed, distributed or delivered subsequent to the date hereof will not (and all circulars, reports and other documents referred to in clause (B) of the preceding sentence did not, and such materials circulated subsequent to the date hereof will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Vodafone and its Subsidiaries included in or incorporated by reference into the Vodafone Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Vodafone and its Subsidiaries as of its date, and each of the related consolidated profit and loss accounts, statements of cash flows and statements of total recognized gains and losses and movements in equity shareholders' funds included in or incorporated by reference into the Vodafone Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated profits and losses, cash flows and shareholders' equity of Vodafone and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting methods under generally accepted accounting principles in the United Kingdom ("U.K. GAAP") consistently applied during the periods involved except as may be noted therein. The related notes reconciling to U.S. GAAP such consolidated balance sheet, consolidated profits and loss accounts, statements of cash flows and statements of total recognized gains and losses and movements in equity shareholders' funds comply and will comply in all material respects with the requirements of the SEC applicable to such reconciliation. The AirTouch Reports and the Vodafone Reports are collectively referred to herein as the "REPORTS."

           2.1.6. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Reports filed prior to the date hereof, or as expressly contemplated by this Agreement, since its respective Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (i) any change in the financial condition, properties, business or results of operations of it and its Subsidiaries except those changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of its capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iii) any split in its capital stock, combination, recapitalization, redenomination of share capital (other than the Redenomination) or other similar transaction or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated hereby; or (iv) any change by it in accounting principles, practices or methods except as required by changes in U.S. GAAP or U.K. GAAP, as the case may be. Since its respective Audit Date, except as provided for herein or as disclosed in the Reports filed prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its compensation or benefit plans or agreements other than increases or amendments in the ordinary course or as contemplated by this Agreement.

           2.1.7. LITIGATION AND LIABILITIES. Except as disclosed in the Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations, complaints or proceedings pending or, to the knowledge of, in the case of AirTouch, its executive officers (as defined in the Exchange Act) ("AIRTOUCH OFFICERS"), and, in the case of Vodafone, its executive directors ("VODAFONE EXECUTIVE DIRECTORS"), threatened against it or any of its Subsidiaries (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which, in the case of AirTouch, the AirTouch Officers, and, in the case of Vodafone, the Vodafone Executive Directors, have knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, it or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement.

           2.1.8. TAKEOVER STATUTES. The board of directors of AirTouch has taken or will take all appropriate and necessary action such that Vodafone will not be prohibited from entering into a "business combination" with AirTouch as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including such business combination provisions of the DGCL (each, a "TAKEOVER STATUTE"), and no anti-takeover provision in the certificate of incorporation or by-laws of AirTouch is, or at the Effective Time will be, applicable to the Merger or any of the other transactions contemplated by this Agreement.

           2.1.9. BROKERS AND FINDERS. Neither it nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the execution and delivery of this Agreement, the Merger or the other transactions contemplated by this Agreement, except that (i) AirTouch has retained Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed to Vodafone prior to the date hereof, and (ii) Vodafone has employed Goldman Sachs International as its financial advisor, the arrangements with which have been disclosed to AirTouch prior to the date hereof.

           2.1.10.  OWNERSHIP OF OTHER PARTY'S COMMON STOCK.

               2.1.10.1. Neither AirTouch nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any Vodafone Ordinary Shares or Vodafone Depositary Shares.

               2.1.10.2. Neither Vodafone nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any AirTouch Common Shares.

               2.1.11. MERGER SUB'S OPERATIONS. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by AirTouch, this Agreement constitutes a valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Vodafone, as Merger Sub's sole stockholder, has approved Merger Sub's execution of this Agreement.

               2.1.12. ASSETS. Each of it and its Subsidiaries has, and immediately after the Effective Time will have, good and valid title to its properties and assets, and valid and subsisting leasehold interests in all properties or assets of which it is lessee or licensee, in each case free and clear of any Encumbrances, except for such defects and Encumbrances which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it.

               2.1.13. LICENSES. Each of it, its Subsidiaries and, to the knowledge of the AirTouch Officers, in the case of AirTouch, or the Vodafone Executive Directors, in the case of Vodafone, its Affiliates has all material permits, licenses, certificates, waivers or authorizations ("LICENSES") from all Governmental Entities having jurisdiction over any part of its business necessary for the conduct of any of its activities, including, without limitation, licenses and authorizations from the FCC and certificates of public convenience and necessity from PUCs and OFTEL ("COMMUNICATIONS LICENSES") and all such material Licenses are valid and in full force and effect, except for any such Licenses the failure of which to have or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has made any untrue statement of material fact, nor has it omitted to disclose any material fact, to any Governmental Entity nor has it or any of its Subsidiaries taken or failed to take any action which misstatements, omissions, actions or failures to act, individually or in the aggregate, would subject or could reasonably be expected to subject any of the material Licenses held by it or any of its Subsidiaries to revocation or failure to renew or to the imposition of material conditions on any of such Licenses or the renewal thereof; and to the knowledge of the AirTouch Officers, in the case of AirTouch, or the Vodafone Executive Directors, in the case of Vodafone no event has occurred or other fact exists with respect to any of the material Licenses held by it or any of its Subsidiaries which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the material Licenses. There is no pending, or to the knowledge of, in the case of AirTouch, the AirTouch Officers, or, in the case of Vodafone, the Vodafone Executive Directors, threatened, application, complaint, petition, objection or other pleading with the FCC, OFTEL or other Governmental Entity which challenges or questions the validity of, or any rights of the holders under, any License held by AirTouch or any of its Subsidiaries or Vodafone or any of its Subsidiaries, as applicable, except for such applications, complaints, petitions, objections or other pleadings, that, individually or in the aggregate, have not had and would not reasonably be expected to have (taking into account both the likelihood of success and the likely relief) a Material Adverse Effect. It has no reason to believe that any such material License held by it or any of its Subsidiaries is not likely to be renewed in the ordinary course and without new material conditions or, in the case of such material U.S. Licenses, that the holder of any such License would not be entitled to a renewal expectancy as such term is defined in 47 C.F.R. section 22.941 or any successor provisions and associated FCC policies.

           2.1.14.  INTELLECTUAL PROPERTY.

               2.1.14.1. AirTouch owns the entire right, title and interest in and to or has the right to use (pursuant to valid and defensible license arrangements), all Intellectual Property (as defined below) used or held for use in, or otherwise necessary for, the operation of its business as presently operated, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as provided in subparagraph 2.1.14 of the AirTouch Disclosure Letter, there are no pending, or to the knowledge of the AirTouch Officers, threatened proceedings or litigation or other adverse claims affecting or relating to any such Intellectual Property, nor, to the knowledge of the AirTouch Officers, any reasonable basis upon which a claim may be asserted by or against AirTouch for infringement of any such Intellectual Property that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AirTouch's business as presently operated. As used herein, "INTELLECTUAL PROPERTY" means all industrial and intellectual property rights, including proprietary technology, patents, patent applications, trademarks, trademark applications and registrations, servicemarks, servicemark applications and registrations, trade dress, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists.

               2.1.14.2. Vodafone owns the entire right, title and interest in and to or has the right to use (pursuant to valid and defensible license arrangements), all Intellectual Property used or held for use in, or otherwise necessary for, the operation of its business as presently operated, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as provided in subparagraph 2.1.14 of the Vodafone Disclosure Letter, there are no pending, or to the knowledge of the Vodafone Managing Directors, threatened proceedings or litigation or other adverse claims affecting or relating to any such Intellectual Property, nor, to the knowledge of the Vodafone Managing Directors, any reasonable basis upon which a claim may be asserted by or against Vodafone for infringement of any such Intellectual Property that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Vodafone's business as presently operated.

           2.1.15. YEAR 2000 COMPLIANCE. To the knowledge of the AirTouch Officers, in the case of AirTouch and its Subsidiaries and the Vodafone Executive Directors, in the case of Vodafone and its Subsidiaries, (i) it and its Subsidiaries have taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect its and its Subsidiaries' information and business systems, (ii) as of the date hereof, no material expenditures in excess of currently budgeted items will be required to cause such systems to operate properly following the change of the year 1999 to the year 2000 and (iii) there is no fact or circumstance that would lead one to reasonably conclude that it will be unable to resolve any issues with respect to its mission critical systems arising in connection with the change from the year 1999 to the year 2000 on a timely basis before the year 2000, except for such issues which, if not resolved, would not reasonably be likely to have a Material Adverse Effect on it.

           2.1.16. RIGHTS PLAN. AirTouch will take all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither AirTouch nor Vodafone will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

           2.1.17. JOINT VENTURES. Set forth in subparagraph 2.1.17 of its Disclosure Letter is a list as of the date hereof of all material organizational documents, shareholder, partnership, membership, voting or joint venture agreements and agreements relating to existing restrictions on the transfer of investments to which it or its Subsidiaries is a party in connection with joint ventures in which the greater of the fair market value or book value of its or its Subsidiaries' investment in such joint venture exceeds $200 million ("JOINT VENTURE AGREEMENTS"). All of its Joint Venture Agreements are, with respect to it and its Subsidiaries, valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any of its Joint Venture Agreements, except in each case for such as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on it; it being understood that no effect arising out of the execution, performance or consummation of this Agreement shall be deemed to have a Material Adverse Effect for purposes of this Section 2.1.17.

           2.1.18. TAX MATTERS. Neither it nor any of its Affiliates has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                                  ARTICLE III
                                   COVENANTS

    3.1. INTERIM OPERATIONS. Each of AirTouch and Vodafone covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the Effective Time (unless the other Party shall otherwise approve in writing (such approval not to be unreasonably withheld) and except as otherwise expressly contemplated by or provided in this Agreement (including such Party's Disclosure Letter), or as required by applicable Law):

           3.1.1. the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and each of its Subsidiaries shall use its best reasonable efforts to preserve its business organization intact, maintain its Licenses in force and without the imposition of new material restrictions or conditions, and maintain its existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates;

           3.1.2. it shall not (i) amend its certificate of incorporation or by-laws, in the case of AirTouch, or memorandum and articles of association, in the case of Vodafone; (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than (A) in the case of AirTouch mandatory dividends payable on AirTouch Preferred Shares outstanding as of the date hereof and (B) in the case of Vodafone, regular biannual cash dividends, consistent with past practice and on record dates consistent with past practice, including periodic dividend increases consistent with past practice; or (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire (except for repurchases, redemptions or acquisitions
       (A) required by the terms of its capital stock or securities outstanding on the date hereof, (B) required by or in connection with the respective terms as of the date hereof of, any AirTouch Stock Plans, in the case of AirTouch, or Option Schemes, in the case of Vodafone, or any dividend reinvestment plans or scrip dividend plans as in effect on the date hereof in the ordinary course of the operation of such plans, (C) in the case of Vodafone, required to effect the Redenomination or (D) in the case of AirTouch, at prices not higher than prevailing market prices), any shares of the capital stock of Vodafone or AirTouch, as the case may be, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

           3.1.3. neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire, the capital stock of Vodafone or AirTouch, as the case may be, of any class (other than (x) in the case of AirTouch, AirTouch Common Shares issuable pursuant to AirTouch Stock Options or rights outstanding on the date hereof under the AirTouch Stock Plans, (y) in the case of Vodafone, Vodafone Ordinary Shares issuable or transferable pursuant to options or rights outstanding on the date hereof under the Option Schemes, additional options or rights to acquire Vodafone Ordinary Shares granted under the terms of any Option Scheme as in effect on the date hereof in the ordinary course of the operation of such Option Scheme and Vodafone Ordinary Shares issuable or transferable pursuant to such options or rights so granted, and (z) other issuances of securities in connection with grants, awards or issuances of stock in connection with stock-based compensation made in accordance with paragraph 3.1.4 hereof or under scrip dividend plans as in effect as of the date hereof); (ii) incur or modify any significant indebtedness or other liability except in the ordinary and usual course of business or pursuant to financial plans previously communicated to the other Party, or for long-term indebtedness incurred in connection with the refinancing of existing indebtedness, without first consulting with the other Party; or (iii) make any decision or commitment with respect to a significant investment or divestment except in the ordinary and usual course of business or pursuant to financial plans previously communicated to the other Party without first consulting with the other Party;

           3.1.4. neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any compensation or benefit plan or agreement or increase the salary, wage, bonus or other compensation of any directors, officers or employees except for grants or awards to directors, officers and employees of it or its Subsidiaries under existing compensation or benefit plans or agreements in the normal and usual course of business (which shall include normal periodic performance reviews) and related compensation and benefit increases, annual reestablishment of compensation or benefit plans or agreements and the provision of individual compensation or benefit plans or agreements for newly hired or appointed officers and employees and the adoption of compensation or benefit plans or agreements for employees of new Subsidiaries or except for actions necessary to satisfy existing contractual obligations under compensation or benefit plans or agreements existing as of the date hereof. Notwithstanding anything to the contrary contained herein, AirTouch shall not make any grants or awards of stock-based compensation prior to the Effective Time except for grants, awards or issuances in the normal and usual course of business consistent with past practice (i) as required by existing contractual obligations under compensation or benefit plans or agreements existing as of the date hereof, (ii) made to newly hired or appointed officers and employees, (iii) made in connection with the promotion to new positions or titles of existing officers and employees or (iv) pursuant to AirTouch's existing 401(k) plan or employee stock purchase plan, and provided that the aggregate number of shares of AirTouch Common Stock calculated on a fully-diluted basis immediately prior to the Effective Time shall not exceed an amount equal to the sum of the number of shares of AirTouch Common Stock calculated on a fully-diluted basis on the date of this Agreement plus 500,000. Any breach of the covenants contained in the immediately preceding sentence shall entitle Vodafone both to (x) injunctive relief and (y) damages determined without regard to any limitation as to materiality or a Material Adverse Effect hereunder payable by a downward adjustment in the Cash Consideration or AirTouch Cash Payment, as applicable. Notwithstanding anything to the contrary contained herein, AirTouch shall not grant any new awards under the AirTouch Gold program, and shall not make any payments prior to the Effective Time in respect of awards existing on the date hereof, except in each case, as required by existing contractual obligations as of the date hereof.

           3.1.5. It will use its best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code. Vodafone shall deliver an Officer's Certificate substantially in the form of
       Exhibit 3.1.5.1 executed as of the Closing Date and AirTouch shall deliver an Officer's Certificate substantially in the form of Exhibit
       3.1.5.2 executed as of the Closing Date. The Parties hereto shall timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code with respect to the transactions contemplated hereby, including, without limitation, the reporting requirements contained in United States Treasury Regulation
       Section 1.367(a)-3(c)(6).

           3.1.6. It shall cooperate with the other between the date hereof and the Closing Date, and shall use its reasonable efforts, to satisfy the test set forth in United States Treasury Regulation Section 1.367(a)-3(c)(1)(i) (the "50% TEST").

           3.1.7. It shall cooperate with the other between the date hereof and the Closing Date, and shall use its reasonable efforts, to obtain from the IRS prior to December 31, 1999 a private letter ruling (the "PRIVATE LETTER RULING") with respect to the transactions contemplated by the Agreement as described in United States Treasury Regulations Section 1.367(a)-3(c)(9); the preparation of such ruling request, and any oral or written communication with the Internal Revenue Service, shall be conducted jointly by Vodafone and AirTouch.

    3.2.  ACQUISITION PROPOSALS.

        3.2.1.  Each of AirTouch and Vodafone agrees that, subject to paragraph
    3.2.3 and except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall direct and use its best reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, with respect to each of AirTouch and Vodafone, such Person's "REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, dual-holding company transaction, consolidation or similar transaction involving AirTouch or Vodafone, or any purchase of, or offer to purchase, all or substantially all of the equity securities of AirTouch or Vodafone, as the case may be, or of its and its Subsidiaries' assets taken as a whole (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Each of AirTouch and Vodafone further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best reasonable efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent either AirTouch or Vodafone or its board of directors from (i) making any disclosure to its shareholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable Law; (ii) negotiating with or furnishing information to any Person who has made a bona fide written Acquisition Proposal which did not result from a breach of this Section 3.2.1.; or (iii) recommending such an Acquisition Proposal to its shareholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquisition Proposal is a Superior Proposal (as defined below). For purposes of this Agreement, a "SUPERIOR PROPOSAL" means in respect of AirTouch or Vodafone, as applicable, any Acquisition Proposal by a third party (x) on terms which the board of directors of such Party determines in its good faith judgment, after consultation with its financial advisors (whose advice shall be communicated to the other Party), to be more favorable from a financial point of view to its stockholders, in the case of AirTouch, or its shareholders, in the case of Vodafone, than the Merger and the other transactions contemplated hereby after giving the other Party at least five business days notice of all material terms and conditions of such Acquisition Proposal to respond to such third party Acquisition Proposal and (y) which the board of directors of such Party determines in its good faith judgment to constitute a transaction that is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. Each of AirTouch and Vodafone agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Each of AirTouch and Vodafone also agrees that if it has not already done so, it will promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

        3.2.2. Each of AirTouch and Vodafone agrees that it will take the necessary steps promptly to inform its Subsidiaries and its and its Subsidiaries' Representatives of the obligations undertaken in this Section
    3.2. (Acquisition Proposals). Each of AirTouch and Vodafone agrees that it will notify the other promptly (and in any case within 24 hours) if any such inquiries, proposals or offers relating to or constituting an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its or its Subsidiaries' Representatives (such notice to include the name of the party making such inquiry, proposal, offer or request).

        3.2.3. Nothing contained herein shall prohibit a Party from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender or exchange offer or, in the case of Vodafone, taking such action and making such recommendations as the directors of Vodafone reasonably consider necessary so as to comply with any obligations imposed on them or Vodafone by the City Code on Takeovers and Mergers (the "CITY CODE") or the Takeover Panel in relation to any Acquisition Proposal, provided that, it is hereby acknowledged, for the avoidance of doubt, that no provision of the City Code requires Vodafone or its directors to solicit or initiate any Acquisition Proposal.

    3.3.  INFORMATION SUPPLIED.

        3.3.1.  REGISTRATION STATEMENT.

           3.3.1.1. Each of Vodafone and AirTouch shall cooperate and as promptly as practicable prepare and Vodafone shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (the "FORM F-4") (or any successor form) under the Securities Act, with respect to the issuance pursuant to this Agreement of the Vodafone Ordinary Shares represented by Vodafone Depositary Shares, which Registration Statement shall include the proxy statement/prospectus to be sent to holders of AirTouch Common Shares and Class B Preferred Shares (the "AIRTOUCH PROXY STATEMENT"). The Parties will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Vodafone and AirTouch shall use its respective best reasonable efforts to have the Form F-4 declared effective by the SEC as promptly as practicable after such filing. Vodafone shall use its reasonable efforts to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Vodafone will advise AirTouch, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Vodafone Ordinary Shares represented by Vodafone Depositary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the AirTouch Proxy Statement or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

           3.3.1.2. AirTouch and Vodafone each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form F-4, including, without limitation, the AirTouch Proxy Statement and any amendment or supplement thereto will, at the time the Form F-4 becomes effective under the Securities Act, at the date of mailing to shareholders and at the time or times of the AirTouch Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the AirTouch Shareholders Meeting any information relating to AirTouch or Vodafone, or any of their respective Affiliates, officers or directors, should be discovered by AirTouch or Vodafone which should be set forth in an amendment to the Form F-4 or a supplement to the AirTouch Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the AirTouch shareholders.

           3.3.1.3. Each of Vodafone and AirTouch will use its best reasonable efforts to cause the Vodafone Documents (as defined in Section 3.3.2.) and the definitive AirTouch Proxy Statement, respectively, to be mailed to its shareholders as promptly as practicable after the date hereof.

        3.3.2. AirTouch and Vodafone shall cooperate with respect to and Vodafone shall as promptly as practicable prepare and file with the LSE (a) a circular to be sent to Vodafone shareholders in connection with the Vodafone Shareholders Meeting (as defined in Section 3.4. (Shareholders Meetings)) (the "VODAFONE CIRCULAR"), containing (i) a notice convening the Vodafone Shareholders Meeting, (ii) such other information (if any) as may be required by the LSE and the City Code and (iii) such other information as Vodafone and AirTouch shall agree to include therein; and (b) listing particulars relating to Vodafone and its Subsidiaries and the Vodafone Ordinary Shares (the "VODAFONE LISTING PARTICULARS," and the Vodafone Circular and the Vodafone Listing Particulars together being the "VODAFONE DOCUMENTS"). AirTouch and Vodafone each agrees, as to itself and its Subsidiaries, that the Vodafone Documents and any supplements thereto and any other circulars or documents issued to shareholders, employees of Vodafone, will contain all particulars relating to AirTouch and Vodafone required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the Financial Services Act 1986 (the "FSA") and the rules and regulations made thereunder, and the rules and requirements of the LSE and the City Code) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

    3.4. SHAREHOLDERS MEETINGS. AirTouch will take all action necessary to convene a meeting of the holders of AirTouch Common Shares and Class B Preferred Shares at which the holders of AirTouch Common Shares and AirTouch Class B Preferred Shares shall consider adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Initial Merger) (the "AIRTOUCH SHAREHOLDERS MEETING") as promptly as practicable after the Form F-4 has been declared effective by the SEC. Vodafone will take all action necessary to convene an extraordinary general meeting of holders of Vodafone Ordinary Shares at which resolutions will be proposed to approve the Merger and the other matters specified in the next succeeding sentence (the "VODAFONE SHAREHOLDERS MEETING") as promptly as practicable after the Vodafone Documents are cleared by the LSE and the Form F-4 has been declared effective by the SEC. Vodafone shall propose at the Vodafone Shareholders Meeting referred to above the following resolutions: (i) resolutions to approve all of the following transactions or matters: (A) the Merger, (B) an increase in the authorized ordinary share capital of Vodafone, and (C) the authorization of the Vodafone Board to allot securities, including to AirTouch shareholders pursuant to the Merger; (ii) resolutions to approve amendments to the Vodafone Articles of Association to change the name of Vodafone to "Vodafone AirTouch Plc"; (iii) resolutions to elect the New Directors (as defined in Section 3.8.3.) designated by AirTouch as directors of Vodafone, subject to the Merger becoming effective; (iv) a resolution to approve amendments to the Vodafone Articles of Association and other transactions necessary to effect the Redenomination; (v) resolutions to increase the ordinary remuneration of directors of Vodafone, to approve the rules of the Vodafone AirTouch Share Option Plan and Vodafone AirTouch Long Term Incentive Plan and other compensation or benefits for employees overseas which are based on the Vodafone AirTouch Share Option Plan or the Vodafone AirTouch Long Term Incentive Plan; and (vi) resolutions to amend the Vodafone Articles of Association to provide for the delivery of notice of Vodafone Board meetings to Directors outside the U.K., to provide for the appointment of multiple proxies by certain types of shareholders, to provide that the Chairman of the Board of Directors shall not have the casting vote, to permit the appointment of substitutes instead of the proxies and to provide that special and extraordinary resolutions shall be taken on a poll, to allow the issue of Bearer Shares, and to make certain other minor amendments. Vodafone and AirTouch each agrees to use all reasonable efforts such that, to the extent practical, the AirTouch Shareholders Meeting and the Vodafone Shareholders Meeting shall be held as promptly as practicable after the conditions precedent to holding such meetings have been fulfilled. Subject to fiduciary obligations and the requirements of applicable Law and the terms of this Agreement, including the provisions of Section 3.2. (Acquisition Proposals), the board of directors of each of Vodafone and AirTouch shall recommend to its respective shareholders the approval of the Merger and the other transactions contemplated hereby and shall use best reasonable efforts to solicit such approval.

    3.5.  FILINGS; OTHER ACTIONS; NOTIFICATION.

        3.5.1.  AirTouch and Vodafone shall each cooperate with the other and
    (i) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts promptly to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts to obtain as promptly as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party (other than AirTouch Required Consents and Vodafone Required Consents) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and (iii) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to obtain the AirTouch Required Consents or Vodafone Required Consents, as the case may be (including, without limitation, selling or otherwise disposing of or agreeing to dispose of or hold separate such assets, categories of assets or businesses of Vodafone (including Vodafone's investment in E-Plus Mobilfunk Gmbh) or AirTouch as necessary to obtain, such AirTouch Required Consents or Vodafone Required Consents; PROVIDED that neither Party shall be required by this
    Section 3.5.1.(iii) to take any action or accept or agree to any conditions, terms or restrictions in connection with any such AirTouch Required Consent or Vodafone Required Consent, as the case may be, which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Vodafone or AirTouch after the Effective Time (it being understood that, for this purpose, materiality shall be considered with reference to the total equity market value of

    Vodafone and AirTouch). Subject to applicable Laws relating to the exchange of information, AirTouch and Vodafone shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to AirTouch and its Subsidiaries or Vodafone and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of AirTouch and Vodafone shall act reasonably and as promptly as practicable.

        3.5.2. AirTouch and Vodafone each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form F-4, the AirTouch Proxy Statement, the Vodafone Documents or any other necessary or appropriate filing, notice, statement, registration, submission of information or application made by or on behalf of AirTouch or Vodafone or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

        3.5.3. AirTouch and Vodafone each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by AirTouch or Vodafone, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. AirTouch and Vodafone each shall give prompt notice to the other of any change that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it or of any failure of any condition set forth in Article IV to the other Party's obligations to effect the Merger.

        3.5.4. Prior to making any filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any domestic or foreign national securities exchange) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any domestic or foreign national securities exchange, each Party shall make all reasonable efforts to consult with the other Party with respect to the content of such filing, notice, petition, statement, registration, submission of information or application and to provide the other Party with copies of the proposed filing, notice, petition, statement, registration, submission of information or application. AirTouch and Vodafone each shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the other transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

        3.5.5. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement or the Merger or the other transactions contemplated by this Agreement or claims or damages in connection therewith, the Parties agree to cooperate and use their best efforts, subject to the limitations set forth in Section 3.5.1.(iii), to defend against and respond thereto.

    3.6. ACCESS. In order to facilitate consummation of the Merger and the other transactions contemplated by this Agreement, the Parties hereby agree that upon reasonable request to any executive officer of Vodafone or AirTouch, as the case may be, designated for the purpose, and except as may otherwise be required by applicable Law, AirTouch and Vodafone each shall (and shall cause its Subsidiaries to) afford the other's Representatives access, during normal business hours throughout the period prior to the

Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no receipt of information pursuant to this Section shall affect or be deemed to modify any representation or warranty made by AirTouch or Vodafone hereunder, and PROVIDED, FURTHER, that the foregoing shall not require AirTouch or Vodafone to permit any inquiry, or to disclose any information, that in the reasonable judgment of AirTouch or Vodafone, as the case may be, would (i) violate any antitrust or competition Law or (ii) result in the disclosure of any trade secrets of third Parties or violate any of its obligations with respect to confidentiality to third Parties if AirTouch or Vodafone, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All such information shall be governed by the terms of the Confidentiality Agreement, dated as of January 6, 1999, between the Parties (the "CONFIDENTIALITY AGREEMENT"), including without limitation all such information disclosed in the Disclosure Letters.

    3.7. PUBLICITY. The initial press release concerning this Agreement, the Merger and the other transactions contemplated by this Agreement shall be a joint press release, and thereafter AirTouch and Vodafone shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement.

    3.8.  BENEFITS AND OTHER MATTERS.

        3.8.1.  EMPLOYEE BENEFITS.

           3.8.1.1. It is the specific intention that the compensation and benefit programs (including annual and long- term incentive programs) to be provided by Vodafone and its Subsidiaries for current and former employees and directors of AirTouch will be competitive with those provided generally by large industrial companies for each respective home-country market, both with respect to the type and variety of programs as well as the level of compensation and benefits afforded.

           3.8.1.2. (a) Without limiting the generality of Section 3.8.1.1., Vodafone shall cause the AirTouch compensation and benefit plans in effect on the date hereof to remain in effect for at least one year after the Effective Time without change to the eligibility provisions and levels of benefits provided thereunder.

           (b) Following the Effective Time, Vodafone shall, and shall cause its Subsidiaries to, recognize service with AirTouch and its Subsidiaries and any predecessor entities (and any other service credited by AirTouch under similar benefit plans) prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of Vodafone or its Subsidiaries in which the particular employee or former employee of AirTouch (or its respective Subsidiaries) participates; PROVIDED, HOWEVER, that the foregoing shall not result in any duplication of benefits for the same period of service. From and after the Effective Time, Vodafone shall, and shall cause its Subsidiaries to, (i) recognize any and all appropriate out-of-pocket expenses of each employee or former employee of AirTouch and its Subsidiaries for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and copayment expenses and (ii) cause to be waived any provision which restricts benefits by reason of pre-existing conditions.

           3.8.1.3. From and after the Effective Time, Vodafone shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, each existing employment, change of control, severance and termination agreement between AirTouch or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements in effect as of the Effective Time.

           3.1.8.4. Vodafone agrees that for three years following the Effective Time it shall maintain a significant business presence in the San Francisco Bay Area, including, but not limited to maintaining the Bay Area Research Tech Facility. In addition, Vodafone agrees that AirTouch's San Francisco office shall initially be maintained as Vodafone's U.S./Asia Pacific regional headquarters.

        3.8.2.  DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE.

           (a) Vodafone agrees that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the certificate of incorporation and by-laws of AirTouch and each of its Subsidiaries or an agreement between an Indemnitee and AirTouch or any of its Subsidiaries in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

           (b) For six years after the Effective Time, Vodafone shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors or agents of AirTouch or any of its Subsidiaries (the "INDEMNITEES") to the same extent indemnification is provided as of the date hereof with respect to all actions or omissions by them in their capacities as officers or directors or agents of AirTouch, or taken by them at the request of, AirTouch or any of its Subsidiaries. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within the period specified in the previous sentence, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

           (c) For six years after the Effective Time, Vodafone shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by AirTouch's officers' and directors' liability insurance on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that during such period, Vodafone shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of such period for an annual premium of 150% of the current annual premium paid by AirTouch for its existing coverage.

           (d) The obligations of Vodafone under this Section 3.8.2. shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 3.8.2. applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 3.8.2. applies shall be third party beneficiaries of this Section 3.8.2.).

        3.8.3. DIRECTORS OF VODAFONE. At the Effective Time, the board of directors of Vodafone AirTouch Plc shall consist of 14 directors, 7 of which shall be directors designated prior to the Effective Time by Vodafone, of which 3 shall be non-executive directors, and 7 of which shall be directors designated by AirTouch, of which 5 shall be non-executive directors, and such AirTouch and Vodafone director designees shall be the "NEW DIRECTORS." Those New Directors designated by AirTouch shall be nominated for election as directors of Vodafone AirTouch Plc with effect from the Effective Time. Vodafone agrees to procure such resignations of its respective directors as may be necessary so that at the Effective Time the New Directors are the only directors of Vodafone AirTouch Plc. At the Effective Time, the current chief executive officer of AirTouch, so long as he is willing and able to serve, shall be appointed the Non-Executive Chairman of Vodafone AirTouch Plc.

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
    At the Effective Time, one of the New Directors selected by Vodafone who is a non-executive director shall be appointed as Deputy Chairman of Vodafone AirTouch Plc. The Deputy Chairman shall be appointed as Chairman of the Nominations Committee of the Vodafone AirTouch Plc board of directors. The present Chairman of AirTouch shall be appointed as Chairman of the remuneration committee of the Vodafone AirTouch Plc board of directors. Following the Effective Time, a majority of the meetings of the board of directors of Vodafone AirTouch Plc in each year shall be held in England.

        3.8.4. OFFICERS. At the Effective Time, the current Chief Executive Officer of Vodafone, so long as he is willing and able to serve, shall be appointed the Chief Executive Officer of Vodafone AirTouch Plc and the current President and Chief Operating Officer of AirTouch, so long as he is willing and able to serve, shall be appointed Regional Chief Executive Officer of Vodafone AirTouch Plc for Vodafone's U.S./Asia Pacific region and Manager, Bay Area Research Tech Facility. All executive directors will report to the Chief Executive Officer of Vodafone AirTouch Plc.

    3.9. EXPENSES. Except as otherwise provided in Section 5.5. (Effect of Termination and Abandonment), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense, except that the Parties shall share equally the costs and expenses of filing, printing and distributing the Form F-4, the AirTouch Proxy Statement, the Vodafone Documents and related documents. Any real property transfer, stamp or similar tax imposed on the stockholders of AirTouch in connection with this Agreement and the transactions contemplated hereby shall be paid solely by AirTouch from its own cash on hand or out of its own borrowings. In no event shall Vodafone or its affiliates provide directly or indirectly any funds to AirTouch in respect of any such payments or the repayment of any such borrowings. Prior to the Effective Time, AirTouch will deposit in escrow cash and/or cash equivalents in an amount sufficient to satisfy any such payment obligation to, or on behalf of, its stockholders. Any such payment obligation will be satisfied solely out of the deposited escrowed funds.

    3.10. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of AirTouch and Vodafone and its board of directors shall, subject to applicable Law, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

    3.11.  LISTING APPLICATIONS/ESTABLISHMENT OF VODAFONE DEPOSITARY
SHARES. Vodafone shall promptly prepare and submit to the LSE a listing application with respect to the Vodafone Ordinary Shares, and to the NYSE a listing application in respect of the Vodafone Ordinary Shares represented by Vodafone Depositary Shares issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Vodafone Ordinary Shares, in the case of the LSE, subject to allotment, and such Vodafone Ordinary Shares represented by Vodafone Depositary Shares, in the case of the NYSE, subject to official notice of issuance under the symbol "VOD", or such other symbol as the Parties agree. Vodafone will enter into all necessary agreements with the Depositary and other Parties to establish the Vodafone Depositary Shares issuable pursuant to the Merger. Vodafone will not take any action to cause its Ordinary Shares to cease to be listed on the LSE or the Vodafone Depositary Shares evidenced by Vodafone ADRs to cease to be listed on the NYSE prior to the Effective Time.

    3.12.  LETTERS OF ACCOUNTANTS.

        (a) AirTouch shall use its best reasonable efforts to cause to be delivered to Vodafone "comfort" letters of PricewaterhouseCoopers LLP, AirTouch's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to Vodafone and its directors, in form reasonably satisfactory to Vodafone and customary in scope and substance for

    "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

        (b) Vodafone shall use its best reasonable efforts to cause to be delivered to AirTouch "comfort" letters of Deloitte & Touche, Vodafone's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to AirTouch and its directors, in form reasonably satisfactory to AirTouch and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

    3.13. AGREEMENTS OF AIRTOUCH RULE 145 AFFILIATES. Prior to the date of the AirTouch Shareholders Meeting, AirTouch shall cause to be prepared and delivered to Vodafone a list identifying all persons who, at the time of the AirTouch Shareholders Meeting, AirTouch believes may be deemed to be "affiliates" of AirTouch for purposes of Rule 145 under the Securities Act (the "AIRTOUCH RULE 145 AFFILIATES"). Vodafone shall be entitled to place customary restrictive legends on any Vodafone ADRs (or any underlying Vodafone Ordinary Shares that may be withdrawn upon surrender of such Vodafone ADRs) received by such AirTouch Rule 145 Affiliates. AirTouch shall use its best efforts to cause each person who is identified as an AirTouch Rule 145 Affiliate in such list to deliver to Vodafone, at or prior to the date of the AirTouch Shareholders Meeting, a written agreement, in the form to be approved by the Parties, that such AirTouch Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Vodafone Depositary Shares issued to such AirTouch Rule 145 Affiliate pursuant to the Merger (or any underlying Vodafone Ordinary Shares that may be withdrawn upon surrender of such Vodafone Depositary Shares), except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Vodafone shall not register the transfer of any Vodafone Ordinary Shares and shall cause the Depositary not to register the transfer of any Vodafone Depositary Shares unless such transfer is made in compliance with the foregoing.

    3.14. ACCOUNTING MATTERS. The Parties agree that after the Closing the primary consolidated financial statements of Vodafone shall be prepared in accordance with U.K. GAAP.

    3.15. TRANSITION PLANNING. The existing Chief Executive Officers of Vodafone and AirTouch, respectively, shall be jointly responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby; PROVIDED, HOWEVER, that it is understood and agreed that this Section 3.15. shall not apply to the provisions of Section 3.8.3. or 3.8.4. hereof and that the corporate headquarters of Vodafone will remain at Newbury, England. If either such Person ceases to be Chief Executive Officer of his respective company for any reason, such Person's successor as Chief Executive Officer shall assume his or her predecessor's responsibilities under this Section 3.15. During the period between the date hereof and the Effective Time, such Chief Executive Officers shall jointly (i) examine various alternatives regarding the business of AirTouch after the Effective Time, and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law. Such Chief Executive Officers shall establish committees to assist them in various aspects of the transition planning and implementation process including, without limitation, committees on employee transition issues, which committees shall consist of representatives of both Vodafone and AirTouch to be designated by their respective Chief Executive Officers.

    3.16. VODAFONE SEC FILINGS. Beginning as soon as practicable after the Effective Time, and in any event within two years thereof, Vodafone agrees that it will (i) make filings with the SEC on Form 6-K within 45 days after the end of each of its first three fiscal quarters in each of its fiscal years containing the principal financial information required by Form 10-Q and (ii) make any requisite filings on Form 20-F with the SEC within 90 days after the end of each of its fiscal years or, in each case, within such shorter time period as would be required for a U.S. SEC reporting issuer.

    3.17. INITIAL MERGER. As soon as practicable after the AirTouch Shareholders Meeting, AirTouch shall execute and file with the Secretary of State of the State of Delaware a certificate of merger with

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
respect to the Initial Merger and make all other filings or recordings required by law in connection with the Initial Merger.

    3.18. NOTIFICATION OF CERTAIN MATTERS. Each of AirTouch and Vodafone shall give prompt notice to the other upon obtaining knowledge of any of the following:

        3.18.1. the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or
    (ii) directly or indirectly, any Material Adverse Effect on such Party;

        3.18.2. any material failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and

        3.18.3. any facts relating to such Party which would make it necessary or advisable to amend the AirTouch Proxy Statement or the Form F-4 in order to make the statements therein not misleading or to comply with applicable law;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section
3.18. shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

    3.19. ASSUMPTION OF U.S. WEST INVESTMENT AGREEMENT. At the Effective Time, Vodafone will assume the obligations of AirTouch under Articles V and VI of the Amended and Restated Investment Agreement, dated as of April 6, 1998, between AirTouch and U.S. West, Inc. solely to the extent provided in Section 6.9. of such Agreement.

    3.20. AIRTOUCH TREASURY SHARES. Prior to the Effective Time, the Board of Directors of AirTouch shall have taken all corporate action necessary to retire all AirTouch Common Shares that are issued but not outstanding.

                                   ARTICLE IV
                                   CONDITIONS

    4.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Vodafone, Merger Sub and AirTouch to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

        4.1.1. SHAREHOLDER APPROVALS. This Agreement and the transactions contemplated by this Agreement (including the Initial Merger) shall have been duly adopted by holders of AirTouch Common Shares and Class B Preferred Shares constituting the AirTouch Requisite Vote and the Merger and the Vodafone Requisite Resolution shall have been duly approved by the shareholders of Vodafone constituting the Vodafone Requisite Vote.

        4.1.2. REGULATORY CONSENTS. All AirTouch Required Consents and Vodafone Required Consents from or with any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such Governmental Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodafone or AirTouch after the Effective Time, it being understood and agreed that, for this purpose, materiality shall be considered with reference to the total equity market value of Vodafone and AirTouch and that the failure to obtain the approval of the FCC and, to the extent such approval is necessary, the California Public Utilities Commission, of the transaction contemplated by this Agreement shall in any event be deemed to have a Material Adverse Effect, notwithstanding such reference to such total equity market value, and such Governmental Consents shall not contain any terms or impose any condition or restriction relating or applying to, or requiring changes in or limitations on, the operation of any asset or businesses of AirTouch, Vodafone or any of their respective Subsidiaries which term, condition or restriction, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Vodafone or AirTouch after the Effective Time (it being understood that, for this purpose, materiality shall be considered with reference to the total equity market value of Vodafone and AirTouch).

        4.1.3. LAWS AND ORDERS. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement or that would materially frustrate the express intent and purposes of this Agreement (collectively, an "ORDER"), and no Governmental Entity shall have instituted or threatened any proceeding seeking any such Order.

        4.1.4. EFFECTIVENESS OF FORM F-4. The Form F-4 shall have become effective prior to the mailing of the AirTouch Proxy Statement to its stockholders, no stop order suspending the effectiveness of the Form F-4 shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and all state securities or "BLUE SKY" permits or approvals required to carry out the transactions contemplated hereby shall have been received.

        4.1.5. EXCHANGE LISTING. The Vodafone Ordinary Shares to be issued pursuant to the Merger shall have been admitted to the Official List of the LSE and such admission shall have become effective in accordance with the rules and regulations of the LSE and the Vodafone Depositary Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        4.1.6.  INITIAL MERGER.  The Initial Merger shall have been consummated.

    4.2. CONDITIONS TO OBLIGATIONS OF VODAFONE AND MERGER SUB. The obligations of Vodafone and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Vodafone and Merger Sub prior to the Effective Time of the following conditions:

        4.2.1. REPRESENTATIONS AND WARRANTIES OF AIRTOUCH. The representations and warranties of AirTouch set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct in each case, when made and as of the Closing Date (except that any representation and warranty that by its terms expressly speaks as of a specific date shall be true and correct as of such date) (PROVIDED that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AirTouch), and Vodafone shall have received a certificate signed on behalf of AirTouch by an executive officer of AirTouch to such effect.

        4.2.2. PERFORMANCE OF OBLIGATIONS OF AIRTOUCH. AirTouch shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Vodafone shall have received a certificate signed on behalf of AirTouch by an executive officer of AirTouch to such effect.

        4.2.3. CONSENTS UNDER AGREEMENTS. Consent or approval shall have been obtained from each Person whose consent or approval shall be required in order to consummate the Merger and the other transactions contemplated by this Agreement under any Contract to which Vodafone or AirTouch or any of their respective Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Vodafone or AirTouch, as the case may be, and would not reasonably be likely to prevent or materially impair the ability of Vodafone or AirTouch to consummate the Merger and the other transactions contemplated by this Agreement.

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
        4.2.4. TAX OPINION. Vodafone shall have received an opinion from Sullivan & Cromwell, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Vodafone shall be treated as a corporation under
    Section 367(a)(1) of the Code with respect to each transfer of property thereto pursuant to the Merger. In rendering such opinion, counsel may require and rely upon representations of Vodafone and AirTouch, including representations and covenants substantially in the form of those contained in the Vodafone officer's certificates and the AirTouch officer's certificates attached hereto as Exhibits 3.1.5.1 and Exhibits 3.1.5.2, and, in addition, may rely upon an opinion of a nationally recognized investment bank setting forth the fair market value as of the Effective Time of the aggregate outstanding shares of each of the Class C Preferred Shares, Class D Preferred Shares and Class E Preferred Shares and the aggregate fair market value immediately after the Effective Time of the Vodafone Ordinary Shares (represented by Vodafone Depositary Shares) issued to stockholders of AirTouch in the Merger as compared to the aggregate fair market value immediately after the Effective Time of all outstanding Vodafone Ordinary Shares. The opinion referred to in this Section 4.2.4. shall be based upon the Private Letter Ruling, if obtained. The opinion set forth in clause (ii) above shall not address the tax consequences applicable to any stockholder of AirTouch who, immediately after the Merger will be a "FIVE PERCENT TRANSFEREE SHAREHOLDER" with respect to Vodafone within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5).

    4.3. CONDITIONS TO OBLIGATION OF AIRTOUCH. The obligation of AirTouch to effect the Merger is also subject to the satisfaction or waiver by AirTouch prior to the Effective Time of the following conditions:

        4.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Vodafone set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct, and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, in each case, when made and as of the Closing Date (except that any representation and warranty that by its terms expressly speaks as of a specific date shall be true and correct as of such date) (PROVIDED that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodafone), and AirTouch shall have received a certificate signed on behalf of Vodafone by an executive officer of Vodafone to such effect.

        4.3.2. PERFORMANCE OF OBLIGATIONS OF VODAFONE. Vodafone shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AirTouch shall have received a certificate signed on behalf of Vodafone by an executive officer of Vodafone to such effect.

        4.3.3. CONSENTS UNDER AGREEMENTS. Consent or approval shall have been obtained from each Person whose consent or approval shall be required in order to consummate the Merger and the other transactions contemplated by this Agreement under any Contract to which Vodafone or AirTouch or any of their respective Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Vodafone or AirTouch, as the case may be, and would not reasonably be likely to prevent or materially impair the ability of Vodafone or AirTouch to consummate the Merger and the other transactions contemplated by this Agreement.

        4.3.4. TAX OPINION. AirTouch shall have received an opinion from Fried, Frank, Harris, Shriver & Jacobson, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Vodafone shall be treated as a corporation under Section 367(a)(1) of the Code with respect to each transfer of property thereto pursuant to the Merger. In rendering such opinion, counsel may require and rely upon representations of Vodafone and AirTouch, including representations and covenants substantially in the form of those contained in the Vodafone officer's certificates and the AirTouch officer's certificates attached hereto as Exhibits 3.1.5.1 and Exhibits 3.1.5.2, and, in addition, may rely upon an opinion of a nationally recognized investment bank setting forth the fair market value as of the Effective Time of the aggregate outstanding shares of each of the Class C Preferred Shares, Class D Preferred Shares and Class E Preferred Shares and the aggregate fair market value immediately after the Effective Time of the Vodafone Ordinary Shares (represented by Vodafone Depositary Shares) issued to stockholders of AirTouch in the Merger as compared to the aggregate fair market value immediately after the Effective Time of all outstanding Vodafone Ordinary Shares. The opinion referred to in this Section 4.3.4. shall be based upon the Private Letter Ruling, if obtained. The opinion set forth in clause (ii) above shall not address the tax consequences applicable to any stockholder of AirTouch who, immediately after the Merger, will be a "five-percent transferee shareholder" with respect to Vodafone within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5).

        4.3.5. SUPPLEMENTAL RESOLUTIONS. The Vodafone Supplemental Resolutions (including the election of those New Directors designated by AirTouch, but excluding the resolutions relating to the Redenomination) shall have been approved by the shareholders of Vodafone constituting the Vodafone Supplemental Vote.

                                   ARTICLE V
                                  TERMINATION

    5.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by the shareholders of AirTouch and Vodafone referred to in paragraph 4.1.1 (Shareholder Approvals), by mutual written consent of AirTouch and Vodafone, by action of their respective boards of directors.

    5.2. TERMINATION BY EITHER VODAFONE OR AIRTOUCH. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Vodafone or AirTouch if (i) the Merger shall not have been consummated by December 31, 1999, whether such date is before or after the date of the approvals by the shareholders of AirTouch or Vodafone (the "TERMINATION DATE"), PROVIDED, HOWEVER, that if on such date the Conditions to the Closing set forth in Section 4.1.2. shall not have been fulfilled, but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, at the election of the board of directors of either AirTouch or Vodafone, the Termination Date shall be extended to March 31, 2000; (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the approvals by the shareholders of AirTouch or Vodafone; (iii) the AirTouch Requisite Vote shall not have been obtained at the duly held AirTouch Shareholders Meeting, including any adjournments or postponements thereof; or (iv) the Vodafone Requisite Vote shall not have been obtained at the duly held Vodafone Shareholders Meeting, including any adjournments or postponements thereof; PROVIDED that the right to terminate this Agreement shall not be available to a Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

    5.3. TERMINATION BY AIRTOUCH. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of AirTouch referred to in paragraph 4.1.1 (Shareholder Approvals), by action of the board of directors of AirTouch, if (i) the board of directors of Vodafone shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger or failed to reconfirm such recommendation within seven business days after a written request by AirTouch to do so; (ii) Vodafone or its board of directors shall recommend an Acquisition Proposal to its shareholders; (iii) there shall be a breach by Vodafone of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 4.3.1 or 4.3.2 and cannot be or is not cured prior to the Termination Date; or (iv) the board of directors of Vodafone shall have withheld the Increased Cash Consent.

    5.4. TERMINATION BY VODAFONE. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of Vodafone referred to in paragraph
4.1.1 (Shareholder Approvals), by action of the board of directors of Vodafone, if (i) the board of directors of AirTouch shall have withdrawn or adversely modified its approval or recommendation to stockholders of the Merger or failed to reconfirm such recommendation within seven business days after a written request by Vodafone to do so; or (ii) AirTouch or its board of directors shall recommend an Acquisition Proposal to its stockholders; or (iii) there shall be a breach by AirTouch of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 4.2.1 or 4.2.2 and cannot be or is not cured prior to the Termination Date.

    5.5.  EFFECT OF TERMINATION AND ABANDONMENT.

        5.5.1. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article V, this Agreement (other than as set forth in Section 6.1. (Survival)) shall become void and of no effect with no liability on the part of either Party (or of any of its Representatives); PROVIDED, HOWEVER, that no such termination shall relieve either Party of any liability for damages resulting from any willful and intentional breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Section 5.5.2. or 5.5.3.

        5.5.2. In the event that (i) this Agreement is terminated by either AirTouch or Vodafone pursuant to Section 5.2.(iii) and at the time of the AirTouch Shareholders Meeting (or at any adjournment thereof) an Acquisition Proposal exists with respect to AirTouch or (ii) this Agreement is terminated by Vodafone pursuant to Section 5.4.(i), 5.4(ii) or 5.4(iii) (solely with respect to a willful and intentional breach of a representation, warranty, covenant or agreement of AirTouch contained in this Agreement), then AirTouch shall promptly, but in no event later than two business days after the date of such termination, pay to Vodafone a termination payment equal to the AirTouch Termination Amount (as defined below), which amount shall be exclusive of any expenses to be paid pursuant to Section 3.9. (Expenses), payable by wire transfer of same day funds. The term "AirTouch Termination Amount" shall mean, in the case of termination by Vodafone pursuant to clause (ii) of the preceding sentence, $1,000,000,000 (inclusive of value added tax, if any) or, in the case of termination by AirTouch or Vodafone pursuant to clause (i) of the preceding sentence, "AIRTOUCH TERMINATION AMOUNT" shall mean $225,000,000 (inclusive of value added tax, if any), plus, if (x) AirTouch executes and delivers an agreement with respect to any Acquisition Proposal (an "AIRTOUCH ALTERNATIVE AGREEMENT") or (y) an Acquisition Proposal with respect to AirTouch is consummated, in any such case, within 12 months from the date of termination, an additional $775,000,000 (inclusive of value added tax, if any) (which additional amount shall be paid promptly but in no event later than two business days after the earliest date on which the event requiring AirTouch to pay such additional sum occurs). In the event that the board of directors of AirTouch recommends the acceptance by AirTouch stockholders of a third-party tender or exchange offer for the AirTouch Common Shares, such recommendation shall be treated for purposes of this paragraph as though an AirTouch Alternative Agreement had been executed. AirTouch acknowledges that the agreements contained in this Section 5.5.2. are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Vodafone would not enter into this Agreement; accordingly, if AirTouch fails promptly to pay any amount due pursuant to this Section 5.5.2., and, in order to obtain such payment, Vodafone commences a suit which results in a judgment against AirTouch for the payment set forth in this Section 5.5.2., AirTouch shall pay to Vodafone its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

        5.5.3. In the event that (i) this Agreement is terminated by either AirTouch or Vodafone pursuant to Section 5.2.(iv), or (ii) this Agreement is terminated by AirTouch pursuant to Section 5.3.(i), 5.3.(ii) or 5.3.(iii) (solely with respect to a willful and intentional breach of a representation, warranty, covenant or agreement of Vodafone contained in this Agreement), then Vodafone shall promptly, but in no event later than two business days after the date of such termination, pay to AirTouch a termination payment equal to the Vodafone Termination Amount (as defined below), which amount shall be exclusive of any expenses to be paid pursuant to Section 3.9. (Expenses), payable by wire transfer of same day funds. The term "Vodafone Termination Amount" shall mean $225,000,000 (inclusive of value added tax, if any). Vodafone acknowledges that the agreements contained in this Section 5.5.3. are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, AirTouch would not enter into this Agreement; accordingly, if Vodafone fails promptly to pay any amount due pursuant to this Section 5.5.3., and, in order to obtain such payment, AirTouch commences a suit which results in a judgment against Vodafone for the payment set forth in this Section 5.5.3., Vodafone shall pay to AirTouch its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

                                   ARTICLE VI
                           MISCELLANEOUS AND GENERAL

    6.1. SURVIVAL. This Article VI and the agreements of AirTouch and Vodafone contained in Article I, Sections 3.8. (Benefits and Other Matters), 3.14 (Accounting Matters), 3.16 (Vodafone SEC Filings) and Section 3.19. (Assumption of U.S. West Investment Agreement) shall survive the Effective Time. This
Article VI (other than Section 6.2. (Modification or Amendment) and Section 6.3. (Waiver)), the representations and warranties contained in Section 2.1.3. (Corporate Authority; Approval and Fairness), the agreements of AirTouch and Vodafone contained in Section 3.9. (Expenses), Section 5.5. (Effect of Termination and Abandonment), and the last sentence of Section 3.6. (Access) shall survive the termination of this Agreement. Nothing contained herein shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. All other representations, warranties, agreements and covenants in this Agreement shall not survive the Effective Time or the termination of this Agreement.

    6.2. MODIFICATION OR AMENDMENT. This Agreement may be modified or amended by agreement of the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval by shareholders of the matters presented at the AirTouch Shareholders Meeting or the Vodafone Shareholders Meeting, no modification or amendment shall be made which under applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be modified or amended except by an instrument in writing executed and delivered by duly authorized officers of each of the Parties.

    6.3. WAIVER. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

    6.4. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

    6.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    6.6.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

        6.6.1. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN NEW YORK, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE, EXCEPT TO THE EXTENT THAT IN THE CASE OF AIRTOUCH OR MERGER SUB, THE DELAWARE GENERAL CORPORATION LAW AND, IN THE CASE OF VODAFONE, THE COMPANIES ACT AND ENGLISH LAW ARE APPLICABLE. The Parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the Borough of Manhattan, New York State solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7. (Notices), or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

        6.6.2. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

    6.7. NOTICES. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, PROVIDED that the facsimile is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

       IF TO AIRTOUCH:

       AirTouch Communications, Inc.
       One California Street, 30th Floor
       San Francisco, California 94111
       Attention: Margaret G. Gill
       Facsimile: (415) 658-2551

       with copies to:

       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, New York 10004
       Attention: Charles M. Nathan
       Facsimile: (212) 859-4000

       and

       Pillsbury Madison & Sutro LLP
       235 Montgomery Street
       San Francisco, California 94104
       Attention: Nathaniel M. Cartmell III
       Facsimile: (415) 983-1200

       and

       Freshfields
       65 Fleet Street
       London EC4Y 1HS
       Attention: William P.L. Lawes
       Facsimile: (44) 171-832-7001

       IF TO VODAFONE OR MERGER SUB:

       Vodafone Group Public Limited Company
       The Company Secretary's and Legal Department
       The Courtyard
       2-4 London Road
       Newbury
       Berkshire RG14 1JX
       Attention: Stephen R. Scott
       Facsimile: (01635) 580-857

       with copies to

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: Benjamin F. Stapleton, Esq.
       Facsimile: (212) 558-3588
       and

       Linklaters & Paines
       One Silk Street
       London EC2Y 8HQ
       Attention: David W. Cheyne, Esq.
       Facsimile: (44) 171-456-2222

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

    6.8. ENTIRE AGREEMENT. This Agreement (including any exhibits hereto), the AirTouch Disclosure Letter, the Vodafone Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, between the Parties with respect to the subject matter hereof. References herein to this Agreement shall for all purposes be deemed to include references to the AirTouch Disclosure Letter and the Vodafone Disclosure Letter. Except as set forth in Section 3.8.2. (Director and Officer Indemnification and Insurance), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY, NONE OF AIRTOUCH, VODAFONE OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL OR LEGAL ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

    6.9. OBLIGATIONS OF VODAFONE AND OF AIRTOUCH. Whenever this Agreement requires a Subsidiary of Vodafone to take any action, such requirement shall be deemed to include an undertaking on the part of Vodafone to use best reasonable efforts to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of AirTouch to take any action, such requirement shall be deemed to include an undertaking on the part of AirTouch to use best reasonable efforts to cause such Subsidiary to take such action.

    6.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision unless the substitution of such provision would materially frustrate the express intent and purposes of this Agreement, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    6.11. INTERPRETATION. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    6.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this provision shall be void.

    6.13. SPECIFIC PERFORMANCE. Each Party hereto acknowledges and agrees that the other Party hereto could be irreparably damaged in the event that the covenants contained in Section 3.1.4. of this Agreement are not performed in accordance with their specific terms or are otherwise breached in each case on or prior to the Effective Time. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to enforce specifically such covenants in any action in any court having personal and subject matter jurisdiction, in addition to any other remedy to which such Party may be entitled at law or in equity.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Vodafone, AirTouch and Merger Sub as of the date hereof.

                                          VODAFONE GROUP PUBLIC LIMITED COMPANY

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          AIRTOUCH COMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          APOLLO MERGER SUB, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title: